As filed pursuant to Rule 424(b)(5)
under the Securities Act of 1933
Registration No. 333-41549
and Registration No. 333-71630

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 28, 2002)

$250,000,000

7 3/4% Senior Subordinated Notes due 2010

KB HOME

†	We are one of the largest builders of single-family homes in the United States based on the number of homes delivered. We have domestic operations in six western states, Florida and, through a majority-owned subsidiary, international operations in France.

USE OF PROCEEDS

†	We expect to use $129.0 million of the net proceeds from this offering to redeem, on or about February 16, 2003, all of our outstanding 9 5/8% Senior Subordinated Notes due 2006, and to use the remaining net proceeds for general corporate purposes.

SENIOR SUBORDINATED NOTES

†	We are offering $250,000,000 aggregate principal amount of our 7 3/4% Senior Subordinated Notes due February 1, 2010.

†	We will pay interest on the notes semi-annually in cash in arrears on February 1 and August 1 of each year, starting on August 1, 2003.

†	The notes will be general unsecured senior subordinated obligations of KB Home and will be junior in right of payment to all of our existing and future Senior Indebtedness. In addition, the notes will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees and other liabilities of our subsidiaries.

†	We may redeem some or all of the notes on and after February 1, 2007 at the redemption prices described in this prospectus supplement. In addition, before February 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more public or private equity offerings at the redemption price described in this prospectus supplement.

Before buying any notes, you should read the discussion of risks beginning on page S-11 of this prospectus supplement.

The underwriters have agreed to purchase the notes from KB Home at 98.444% of their principal amount for total proceeds to KB Home of approximately $246.1 million, before deducting expenses. The underwriters propose to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry-only form to The Depository Trust Company on or about January 27, 2003.

UBS Warburg

Banc One Capital Markets, Inc.	Credit Lyonnais Securities

The date of this prospectus supplement is January 17, 2003.

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      We have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date on the front of the accompanying prospectus or the date of the applicable incorporated document, as the case may be.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

      When this prospectus supplement uses the words “KB Home,” “we,” “us,” and “our,” they refer to KB Home and its subsidiaries unless otherwise expressly stated or the context otherwise requires. Our fiscal year ends on November 30. When this prospectus supplement refers to particular years or quarters in connection with the discussion of our results of operations or financial condition, those references mean the relevant fiscal years and fiscal quarters.

      The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning the homebuilding industry, our market share, our size relative to other homebuilders and similar matters is derived principally from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

PROSPECTUS SUPPLEMENT SUMMARY

      The following is a summary of the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus before you decide to invest in the notes.

KB Home

      KB Home is one of the largest builders of single-family homes in the United States based on the number of homes delivered. We have domestic operations in six western states, Florida and, through a majority-owned subsidiary, international operations in France. Founded in 1957, KB Home builds innovatively designed homes which cater primarily to first-time and first move-up homebuyers, generally in medium-sized developments close to major metropolitan areas. Kaufman & Broad S.A., KB Home’s majority-owned subsidiary, is one of the largest homebuilders in France based on the number of homes delivered. KB Home provides mortgage banking services to domestic homebuyers through its wholly owned subsidiary, KB Home Mortgage Company.

Recent Developments

      On January 16, 2003, KB Home announced its financial results for its fourth fiscal quarter and fiscal year ended November 30, 2002.

      Total revenues for the fiscal year ended November 30, 2002 exceeded $5 billion, reflecting an increase of 10% from revenues of $4.57 billion for the fiscal year ended November 30, 2001. For the fourth quarter ended November 30, 2002, total revenues were $1.68 billion, up 16% from the $1.45 billion generated in the corresponding quarter of 2001.

      Total operating income increased 32% to $510.4 million in the fiscal year ended November 30, 2002 from $386.1 million in the fiscal year ended November 30, 2001. As a percent of total revenues, the operating margin rose 170 basis points to 10.1% in the fiscal year ended November 30, 2002 from 8.4% in the fiscal year ended November 30, 2001. We define “operating income” as the sum of construction operating income and mortgage banking pretax income, and we define “operating margin” as operating income divided by total revenues.

      Net income for the fiscal year ended November 30, 2002 increased 47% to $314.4 million from $214.2 million for the fiscal year ended November 30, 2001. For the quarter ended November 30, 2002, net income rose 40% to $123.7 million from $88.5 million for the corresponding quarter of 2001.

      Diluted earnings per share rose 30% to $7.15 in the fiscal year ended November 30, 2002 from $5.50 in the fiscal year ended November 30, 2001. For the fourth quarter ended November 30, 2002, diluted earnings per share increased 44% to $2.92 from $2.03 in fourth quarter ended November 30, 2001. On a year-over-year basis, diluted average shares outstanding increased 13% for the fiscal year ended November 30, 2002 and decreased 3% for the three months ended November 30, 2002. In addition, KB Home repurchased a total of 4.0 million shares, or approximately 9% (based on the number of shares outstanding as of November 30, 2001 excluding shares held by KB Home’s Grantor Stock Ownership Trust and shares held in treasury), of its common stock in the fiscal year ended November 30, 2002 for an aggregate price of $190.8 million.

      KB Home’s ratio of debt to total capital improved to 47.8% at November 30, 2002 from 49.9% at November 30, 2001 and KB Home’s interest coverage ratio for fiscal year 2002 improved by 37% over the ratio for the prior fiscal year to 5.9 times its annual cost of debt. At November 30, 2002, KB Home had cash of approximately $330 million and no amounts outstanding under its $644 million revolving credit facility. For purposes of these ratios, we define “total capital” as construction debt and stockholders’ equity and “interest coverage ratio” as operating income before deducting interest amortized and depreciation expense divided by gross interest incurred.

      Unit deliveries for the fourth quarter ended November 30, 2002 totaled 7,932 units versus 7,883 units in the same quarter of 2001. For the fiscal year ended November 30, 2002, unit deliveries totaled 25,565 units compared to 24,868 units for the fiscal year ended November 30, 2001. Housing revenues for the fourth quarter ended November 30, 2002 rose 15% to $1.60 billion from $1.40 billion in the corresponding quarter of 2001 primarily due to KB Home’s average selling price increasing 13% to $202,000 in the fourth quarter of fiscal year 2002 from $178,800 in the fourth quarter of fiscal year 2001. Selling prices were higher in all of the Company’s geographic regions, with the strongest increase occurring in the West Coast region, where the average selling price increased 18% for the fourth quarter of fiscal 2002 compared to the corresponding quarter of 2001.

      Construction pretax income for the fourth quarter ended November 30, 2002 increased nearly 40% to $166.8 million from $119.5 million in the year-earlier quarter as a result of a significant improvement in operating margin, which increased 160 basis points to 11.1% in the quarter ended November 30, 2002 from 9.5% in the quarter ended November 30, 2001. Contributing to the increase in operating margin was KB Home’s housing gross margin, which rose 180 basis points to 22.6% for the three months ended November 30, 2002 from 20.8% for the same period of 2001. The increase reflects operating efficiencies as well as price increases in select markets. We define “housing gross margin” as the total of housing revenues less housing cost of sales divided by housing revenues.

      KB Home’s mortgage banking operations generated pretax income of $17.9 million in the fourth quarter ended November 30, 2002, up 23% from $14.5 million in the corresponding quarter of 2001. An increase in average loan size and a more favorable interest rate spread drove the quarter over quarter improvement.

      KB Home released the following summary unaudited consolidated financial data for the fiscal quarters and years ended November 30, 2002 and 2001:

KB HOME

CONSOLIDATED STATEMENTS OF INCOME
For the Years and Quarters Ended November 30, 2002 and 2001
(unaudited)
(in thousands, except per share amounts)

	Year		Quarter

	2002	2001	2002	2001

Total Revenues	$5,030,816	$4,574,184	$1,682,528	$1,450,861

Construction:
Revenues	4,938,894	4,501,715	1,656,312	1,426,419
Costs and expenses	(4,485,977)	(4,149,399)	(1,472,581)	(1,291,341)

Operating income	452,917	352,316	183,731	135,078
Interest income	4,173	3,559	762	913
Interest expense, net of amounts capitalized	(32,730)	(41,072)	(10,045)	(10,349)
Minority interests	(16,994)	(27,932)	(8,405)	(7,658)
Equity in pretax income of unconsolidated joint ventures	4,378	3,875	772	1,494

Construction pretax income	411,744	290,746	166,815	119,478

Mortgage banking:
Revenues:
Interest income	22,578	21,935	5,439	6,073
Other	69,344	50,534	20,777	18,369

	91,922	72,469	26,216	24,442

Expenses:
Interest	(11,467)	(18,436)	(2,955)	(3,984)
General and administrative	(22,949)	(20,262)	(5,344)	(5,928)

Mortgage banking pretax income	57,506	33,771	17,917	14,530

Total pretax income	469,250	324,517	184,732	134,008
Income taxes	(154,900)	(110,300)	(61,000)	(45,500)

Net income	$314,350	$214,217	$123,732	$88,508

Basic earnings per share	$7.57	$5.72	$3.09	$2.10

Diluted earnings per share	$7.15	$5.50	$2.92	$2.03

Basic average shares outstanding	41,511	37,465	40,008	42,188
Diluted average shares outstanding	43,954	38,919	42,306	43,500

KB HOME

CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	November 30,	August 31,	November 30,
	2002	2002	2001

ASSETS
Construction:
Cash and cash equivalents	$309,434	$96,639	$266,195
Receivables	403,957	367,707	437,043
Inventories	2,173,497	2,199,884	1,884,761
Investments in unconsolidated joint ventures	21,023	8,935	8,844
Deferred income taxes	178,022	119,667	118,584
Goodwill	194,614	194,163	190,785
Other assets	110,887	102,764	77,310

	3,391,434	3,089,759	2,983,522

Mortgage banking:
Cash and cash equivalents	20,551	24,240	15,138
Receivables	599,569	483,257	686,403
Other assets	13,986	15,450	7,803

	634,106	522,947	709,344

Total assets	$4,025,540	$3,612,706	$3,692,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$487,237	$427,565	$446,279
Accrued expenses and other liabilities	466,876	354,646	351,144
Mortgages and notes payable	1,167,053	1,174,968	1,088,615

	2,121,166	1,957,179	1,886,038

Mortgage banking:
Accounts payable and accrued expenses	34,104	48,945	33,289
Notes payable	507,574	396,281	595,035
Collateralized mortgage obligations secured by mortgage-backed securities	14,079	16,523	22,359

	555,757	461,749	650,683

Minority interests	74,266	65,612	63,664
Stockholders’ equity	1,274,351	1,128,166	1,092,481

Total liabilities and stockholders’ equity	$4,025,540	$3,612,706	$3,692,866

KB HOME

SUPPLEMENTAL INFORMATION
For the Years and Quarters Ended November 30, 2002 and 2001
(unaudited)
(in thousands, except average sales prices and unit deliveries)

	Year		Quarter

	2002	2001	2002	2001

Construction Revenues:
Housing	$4,855,854	$4,367,001	$1,601,954	$1,397,061
Commercial	43,802	69,888	17,974	16,298
Land	39,238	64,826	36,384	13,060

Total	$4,938,894	$4,501,715	$1,656,312	$1,426,419

	Year		Quarter

	2002	2001	2002	2001

Costs and Expenses:
Construction and land costs	$3,890,243	$3,612,936	$1,286,735	$1,132,447
Selling, general and administrative expenses	595,734	536,463	185,846	158,894

Total	$4,485,977	$4,149,399	$1,472,581	$1,291,341

	Year		Quarter

	2002	2001	2002	2001

Average Sales Prices:
West Coast	$318,300	$283,100	$337,100	$286,300
Southwest	169,400	157,600	165,800	161,000
Central	148,100	140,700	152,600	146,100
France	161,000	146,300	172,200	146,500
Total Average Sales Price	190,800	178,000	202,000	178,800

	Year		Quarter

	2002	2001	2002	2001

Unit Deliveries:
West Coast	5,344	5,550	1,860	1,628
Southwest	6,037	6,238	1,805	1,797
Central	10,284	9,368	3,026	3,069
France	3,787	3,382	1,241	1,320

Total	25,452	24,538	7,932	7,814

Unconsolidated Joint Ventures	113	330	—	69

The Offering

Issuer	KB Home, a Delaware corporation.

The Notes	$250 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2010.

Maturity	The notes will mature on February 1, 2010.

Payment of Interest	Interest on the notes, at the rate of 7 3/4% per annum, will accrue from January 27, 2003 and will be payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2003.

Optional Redemption	On and after February 1, 2007, KB Home may, upon at least 30 days but not more than 60 days notice, redeem the notes, in whole or from time to time in part, at the redemption prices described in this prospectus supplement, together with accrued and unpaid interest. At any time prior to February 1, 2006, KB Home may, at its option and on one or more occasions, redeem up to 35% of the aggregate original principal amount of all notes, including any Additional Notes (as defined under “Description of the Notes — Certain Definitions”), with the net proceeds of one or more public or private equity offerings at a redemption price of 107.75% of their principal amount, together with accrued and unpaid interest. KB Home may make this redemption only if at least $162.5 million aggregate principal amount of the notes (including any Additional Notes) remains outstanding after the redemption and only if notice of redemption is given within 60 days after the closing date of the related equity offering.

Subordination	The notes will be unsecured obligations of KB Home and will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined below) of KB Home and will rank equally in right of payment with all existing senior subordinated indebtedness of KB Home. At August 31, 2002, on a pro forma basis after giving effect to the issuance of the notes and the application of $129.0 million of the estimated net proceeds to redeem all of KB Home’s outstanding 9 5/8% Senior Subordinated Notes due 2006, KB Home would have had approximately $600 million of Senior Indebtedness outstanding and approximately $700 million of senior subordinated indebtedness outstanding. In addition, the notes will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees and other liabilities of KB Home’s subsidiaries. At August 31, 2002, KB Home’s subsidiaries had approximately $1.227 billion of liabilities, excluding collateralized mortgage obligations of $16.5 million and intercompany liabilities. In addition, some of these subsidiaries have guaranteed KB Home’s principal domestic revolving credit facility and related term loan. Although the indenture that will govern the notes contains limitations on the incurrence of additional indebtedness, KB Home and its subsidiaries could currently incur significant additional indebtedness, including Senior

Indebtedness, and other liabilities and obligations. As used in this prospectus supplement, the term “Senior Indebtedness” means “senior indebtedness” as defined in the accompanying prospectus under “Description of Debt Securities — Senior Subordinated Debt”.

Change of Control	Upon the occurrence of a Change of Control (as defined under “Description of the Notes — Certain Covenants — Change of Control”) with respect to KB Home, each holder of notes will have the right to require KB Home to repurchase that holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. In addition, the lenders under KB Home’s Existing Credit Facilities (as defined under “Description of the Notes — Certain Definitions”) and the holders of approximately $750 million aggregate principal amount of KB Home’s other senior and senior subordinated notes outstanding at August 31, 2002, (including the $125.0 million aggregate principal amount of our 9 5/8% Senior Subordinated Notes due 2006 that we intend to redeem with a portion of the net proceeds from this offering), also have the right to require KB Home to repay borrowings under those facilities and to repurchase those notes upon the occurrence of a Change of Control or events similar to a Change of Control. KB Home may not have sufficient funds available to make any required repayment or repurchase of debt, including repurchases of the notes offered by this prospectus supplement, in the event of a Change of Control or events similar to a Change of Control.

Certain Covenants	The indenture under which the notes will be issued will contain covenants that, among other things, limit the ability of KB Home and some of its subsidiaries to incur additional indebtedness and pay dividends or make other distributions and certain investments. These limitations are subject to a number of important qualifications and exceptions.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $245.8 million, after deducting estimated expenses. We expect to use $129.0 million of the net proceeds from this offering to redeem, on or about February 16, 2003, all of our outstanding 9 5/8% Senior Subordinated Notes due 2006, and to use the remaining net proceeds for general corporate purposes.

Book-Entry Notes	The notes will be issued in book-entry form and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Principal Executive Offices

      Our principal executive offices are located at 10990 Wilshire Boulevard, Los Angeles, California 90024. Our telephone number is (310) 231-4000.

RISK FACTORS

      We want you to be aware that the following important factors could adversely impact our homebuilding and mortgage lending operations. These factors could cause our actual results to differ materially from the forward-looking and other statements that we make in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. You are also cautioned that some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” and are subject to risks, uncertainties and assumptions. See “Forward-Looking Statements.”

Risk Factors Relating to KB Home

Our business is cyclical and is significantly impacted by changes in general and local economic conditions.

      Our business is substantially affected by changes in national and general economic factors outside of our control, such as:

•	short and long term interest rates;

•	the availability of financing for homebuyers;

•	consumer confidence;

•	federal mortgage financing programs; and

•	federal income tax provisions.

      The cyclicality of our business is also highly sensitive to changes in economic conditions that can occur on a local or regional basis, such as changes in:

•	housing demand;

•	population growth;

•	employment levels and job growth; and

•	property taxes.

      Weather conditions and natural disasters such as earthquakes, hurricanes, tornadoes, floods, droughts, fires and other casualties can harm our homebuilding business on a local or regional basis.

      Fluctuating lumber prices and shortages, as well as shortages or price fluctuations in other important building materials, can have an adverse effect on our homebuilding business. Similarly, labor shortages or unrest among key trades, such as carpenters, roofers, electricians and plumbers, can delay the delivery of our homes and increase our costs.

      The difficulties described above can cause demand and prices for our homes to diminish or cause us to take longer and incur more costs to build our homes. We may not be able to recover these increased costs by raising prices because the price of each home is usually set several months before the home is delivered, as our customers typically sign their home purchase contracts before construction has even begun on their homes. In addition, some of the difficulties described above could cause some homebuyers to cancel their home purchase contracts altogether.

Our success depends on the availability of improved lots and undeveloped land that meet our land investment criteria.

      The availability of finished and partially developed lots and undeveloped land for purchase that meet our internal criteria depends on a number of factors outside our control, including land availability in general, competition with other homebuilders and land buyers for desirable property, inflation in land prices, and zoning, allowable housing density and other regulatory requirements. Should suitable lots or land become less available, the number of homes we may be able to build and sell could be reduced, and the cost of land could be increased, perhaps substantially, which could adversely impact our results of operations.

Home prices and sales activity in particular regions of the Western, Southwestern and Central United States impact our results of operations because our business is concentrated in these markets.

      Home prices and sales activity in some of our key markets have declined from time to time for market-specific reasons, including adverse weather or economic contraction due to, among other things, the failure or decline of key industries and employers. If home prices or sales activity decline in one or more of the key markets in which we operate, our costs may not decline at all or at the same rate and, as a result, our overall results of operations may be adversely impacted.

Interest rate increases or changes in federal lending programs could lower demand for our homes and adversely impact our mortgage lending operations.

      Nearly all of our customers finance the purchase of their homes, and a significant majority of these customers arrange their financing through our mortgage lending subsidiary. Increases in interest rates or decreases in availability of mortgage financing would increase monthly mortgage costs for our potential homebuyers and could therefore reduce demand for our homes and mortgages. Increased interest rates can also hinder our ability to realize our backlog because our sales contracts provide our customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event they cannot arrange for financing at interest rates that were prevailing when they signed their contracts.

      Because the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes, any limitations or restrictions on the availability of those types of financing could reduce our home sales and the lending volume at our mortgage subsidiary.

We are subject to substantial legal and regulatory requirements regarding the development of land, the homebuilding process and protection of the environment, which can cause us to suffer delays and incur costs associated with compliance, and which can prohibit or restrict homebuilding activity in some regions or areas.

      Our homebuilding business is heavily regulated and subject to increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design, construction and similar matters. These regulations often provide broad discretion to governmental authorities that regulate these matters, which can result in unanticipated delays or increases in the cost of a specified project or a number of projects in particular markets. We may also experience periodic delays in homebuilding projects due to building moratoria in any of the areas in which we operate.

      We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the environment. These laws and regulations may cause delays in construction and delivering new homes, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas. In addition, environmental laws may impose liability for the costs of removal or remediation of hazardous or toxic substances whether or not the developer or owner of the property knew of, or was responsible for, the presence of those substances. The presence of these substances on our properties may prevent us from selling our homes and we may also be liable, under applicable laws and regulations or lawsuits brought by private parties, for hazardous or toxic substances on properties and lots that we have sold in the past.

      Further, a significant portion of our business is conducted in California, which is one of the most highly regulated and litigious states in the country. Therefore, potential exposure to losses and expenses due to new laws, regulations or litigation may be greater for us than for other homebuilders with a less significant California presence.

      Because of our French business, we are also subject to regulations and restrictions imposed by the government of France concerning investments by non-French companies, such as us, in businesses in France, as well as to French laws and regulations similar to those discussed above.

      Our mortgage operations are heavily regulated and subject to the rules and regulations promulgated by a number of governmental and quasi-governmental agencies. We are also subject to federal and state statutes and regulations which, among other things, prohibit discrimination, establish underwriting guidelines which include obtaining inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. A finding that we had materially violated any of the foregoing laws could have an adverse effect on our results of mortgage operations.

      We are subject to a Consent Order that we entered into with the Federal Trade Commission in 1979. Pursuant to the Consent Order, we provide explicit warranties on the quality of our homes, follow certain guidelines in advertising and provide certain disclosures to prospective purchasers of our homes. A finding that we have significantly violated the Consent Order could result in substantial liability and could limit our ability to sell homes in certain markets.

We build homes in highly competitive markets, which could hurt our future operating results.

      We compete in each of our markets with a number of homebuilding companies for homebuyers, land, financing, raw materials and skilled management and labor resources. Our competitors include other large national homebuilders, as well as smaller regional and local builders that can have an advantage in local markets because of long-standing relationships they may have with local labor or land sellers. We also compete with other housing alternatives, such as existing homes and rental housing.

      These competitive conditions can:

•	make it difficult for us to acquire desirable land which meets our land buying criteria;

•	cause us to offer or to increase our sales incentives or price discounts; and

•	result in reduced sales.

      Any of these competitive conditions can adversely impact our revenues, increase our costs and/or impede the growth of our local or regional homebuilding businesses.

      Our mortgage lending operation competes with other mortgage lenders, including national, regional and local mortgage bankers, savings and loan associations and other financial institutions. Mortgage lenders with greater access to capital markets or those with less rigorous lending criteria can sometimes offer lower interest rates than we can, which can diminish our ability to compete and adversely impact the results of operations from our mortgage lending business.

Because of the seasonal nature of our business, our quarterly operating results fluctuate.

      We have experienced seasonal fluctuations in quarterly operating results. We typically do not commence significant construction on a home before a sales contract has been signed with a homebuyer. A significant percentage of our sales contracts are made during the spring and summer months. Construction of our homes typically requires approximately three months and weather delays that often occur during late winter and early spring may extend this period. As a result of these combined factors, we historically have experienced uneven quarterly results, with lower revenues and operating income generally during the first and second quarters of our fiscal year.

Our leverage may place burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate and may prevent us from fulfilling our obligations.

      The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

•	impact our flexibility in planning for, or reacting to, changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses could also be affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds through the sale of debt and/or equity securities, the refinancing of debt or the sale of assets. Changes in prevailing interest rates may also affect our ability to meet our debt service obligations, because borrowings under our bank credit facilities bear interest at floating rates. A higher interest rate on our debt could adversely affect our operating results.

      Our business may not generate sufficient cash flow from operations and borrowings may not be available to us under our bank credit facilities in an amount sufficient to enable us to pay our debt service obligations or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

      Under the terms of our bank credit facilities, our debt service payment obligations are defined as consolidated interest expense. As defined, consolidated interest expense for the years ended November 30, 2002 and 2001 was $101.1 million and $113.8 million, respectively. On a pro forma basis, after giving effect to the issuance of the notes offered by this prospectus supplement and the redemption of our $125 million 9 5/8% Senior Subordinated Notes due 2006, our debt service payment obligations for the years ended November 30, 2002 and 2001 would have been $108.4 million and $121.9 million, respectively.

      The indenture governing the notes offered by this prospectus supplement and our other outstanding debt instruments and bank credit facilities include various financial covenants and restrictions, including restrictions on debt incurrence, sales of assets and cash distributions by us. Should we not comply with any of those restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

We may have difficulty in continuing to obtain the additional financing required to operate and develop our business.

      Our homebuilding operations require significant amounts of cash and/or available credit. It is not possible to predict the future terms or availability of additional capital. Moreover, our outstanding domestic public debt, as well as our domestic bank credit facilities and the credit facilities of our French subsidiary, contain provisions that may restrict the amount and nature of debt we may incur in the future. Our bank credit facilities limit our ability to borrow additional funds by placing a maximum cap on our leverage ratio. Under the most restrictive of these provisions, as of August 31, 2002, we would have been permitted to incur up to $2.19 billion of Total Consolidated Indebtedness, as defined in the bank credit facilities. This maximum amount exceeded our actual Total Consolidated Indebtedness at August 31, 2002 by $1.03 billion. There can be no assurance that we can actually borrow up to this maximum amount at any time, as our ability to borrow additional funds, and to raise additional capital through other means, is also dependent on conditions in the capital markets and our creditworthiness. If conditions in the capital markets change significantly, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may be limited by contracting economies in the markets in which we currently operate, our inability to find appropriate acquisition candidates, or our consummation of acquisitions that may not be successfully integrated or may not achieve expected benefits.

      Our future growth and results of operations could be adversely affected if the markets in which we currently operate do not continue to support the expansion of our existing business or if we are unable to identify suitable acquisition opportunities in new markets. Over the last several years, there has been significant consolidation in the homebuilding industry, which has made it somewhat more difficult for us to identify appropriate acquisition candidates in new markets and has increased competition for acquisition candidates. If we do consummate acquisitions in the future, we may not be successful in integrating the operations of the acquired businesses, including their product lines, dispersed operations and distinct corporate cultures. Our inability to grow in existing markets or find appropriate acquisition opportunities in new markets, or our failure to successfully manage future acquisitions, would limit our ability to grow and would adversely impact our future operating results.

Because we build homes in France, some of our revenues and earnings are subject to foreign currency and economic risks.

      A portion of our construction operations are located in France. As a result, our financial results are affected by fluctuations in the value of the U.S. dollar as compared to the euro and changes in the French economy to the extent those changes affect the homebuilding market there. We do not currently use any currency hedging instruments or other strategies to manage currency risks related to fluctuations in the value of the U.S. dollar or the euro.

International instability, and future terrorist acts against or similar adverse developments involving the United States or France, could have a material adverse effect on our operations.

      The September 11, 2001 terrorist acts against the United States and the subsequent U.S. military response initially resulted in generalized economic uncertainty. In the weeks immediately following the September 11th attacks, net orders for our homes fell sharply and cancellations increased, although they have subsequently returned to levels that compare more favorably on a year-over-year basis. We do not expect the adverse developments immediately following September 11th to have a material effect on our overall future results of operations. Despite this apparent rebound, considerable instability continues and consumer confidence is at a low level. These generalized conditions or future adverse developments in the war against terrorism, future terrorist acts against the U.S. or France, or increased international instability in general, could result in a material long-term decrease in our net orders and an increase in cancellations, which could materially adversely affect our operating results or result in a decline in the market value of the notes offered by this prospectus supplement.

Risk Factors Relating to the Notes Offered By this Prospectus Supplement

An active trading market may not develop for the notes.

      We cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity. We do not intend to apply for listing of the notes on any securities exchange or for quotation on any automated or other quotation system. The notes will be a new issue of securities with no trading history or established trading market. Any trading market for the notes may be adversely affected by changes in interest rates, the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, you might not be able to sell your notes, or, even if you can sell your notes, you might not be able to sell them at an acceptable price.

The notes will be subordinated in right of payment to our existing and future Senior Indebtedness and will be effectively subordinated to the liabilities of our subsidiaries.

      The notes will be unsecured senior subordinated debt of KB Home, will rank equally in right of payment with all of our existing senior subordinated debt, and will be junior in right of payment to all of our existing and future Senior Indebtedness. As used in this prospectus supplement, the term “Senior Indebtedness” has the same meaning as the term “senior indebtedness” as defined in the accompanying prospectus under “Description of Debt Securities — Senior Subordinated Debt” and you should review that definition carefully. As of August 31, 2002, on a pro forma basis after giving effect to the issuance of the notes and the application of $129.0 million of the estimated net proceeds to redeem all of KB Home’s outstanding 9 5/8% Senior Subordinated Notes due 2006, KB Home would have had approximately

$700 million of senior subordinated indebtedness outstanding and approximately $600 million of Senior Indebtedness outstanding. As a result of this subordination, in the event of any distribution of our assets upon a dissolution, insolvency, bankruptcy or other similar proceeding,

•	holders of our Senior Indebtedness will be entitled to be paid in full before any payment may be made on our senior subordinated indebtedness, including the notes, and holders of our senior subordinated indebtedness, including holders of the notes, will be required to pay over their share of any distribution to the holders of our Senior Indebtedness until the Senior Indebtedness is paid in full; and

•	our creditors who hold neither Senior Indebtedness nor our senior subordinated indebtedness may recover more, ratably, than holders of our senior subordinated indebtedness, including holders of the notes, and less, ratably, than holders of our Senior Indebtedness.

      KB Home is a holding company, which currently conducts its operations through consolidated and unconsolidated subsidiaries. All of the operating assets of KB Home are owned by its subsidiaries, effectively subordinating the notes to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of KB Home’s subsidiaries, which liabilities totaled approximately $1.227 billion, excluding collateralized mortgage obligations of $16.5 million and intercompany liabilities, at August 31, 2002. In that regard, some of these subsidiaries have guaranteed borrowings under KB Home’s principal domestic revolving credit facility and related term loan. Therefore, KB Home’s rights and the rights of its creditors, including holders of the notes, to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent KB Home may itself be a creditor with recognized claims against the subsidiary, in which case the claims of KB Home would still effectively be subordinate to any security interests in the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by KB Home. In addition, dividends, loans and advances from some subsidiaries to KB Home may be subject to certain contractual, statutory or regulatory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations.

      Although the indenture governing the notes will contain limitations on the amount of indebtedness KB Home and certain of its subsidiaries may incur, KB Home and its subsidiaries will retain the ability to incur substantial additional indebtedness, including Senior Indebtedness, and other liabilities and obligations.

Our ability to repurchase the notes following a change of control event may be limited.

      Upon the occurrence of specified kinds of change of control events, holders of the notes being offered by this prospectus supplement may, at their option, require us to repurchase all or a portion of their notes at a price of 101% of the principal amount plus accrued interest. Our bank credit facilities and our outstanding 7 3/4% Senior Notes, 9 5/8% Senior Subordinated Notes, 9 1/2% Senior Subordinated Notes and 8 5/8% Senior Subordinated Notes contain similar change of control repayment and repurchase provisions. We cannot assure you that we would have the financial resources or otherwise be able to arrange financing to repay borrowings under these credit facilities or repurchase these debt securities or the notes upon the occurrence of a change of control event.

USE OF PROCEEDS

      We estimate that the net proceeds from this offering will be approximately $245.8 million (after deducting estimated expenses). We expect to use $129.0 million of the net proceeds from this offering to redeem, on or about February 16, 2003, all of our outstanding 9 5/8% Senior Subordinated Notes due 2006, and to use the remaining net proceeds for general corporate purposes. The 9 5/8% Senior Subordinated Notes are currently redeemable at 103.2125% of their principal amount, have an interest rate of 9 5/8% and, if not redeemed, would mature on November 15, 2006.

CAPITALIZATION

      The following table sets forth the unaudited cash and cash equivalents and capitalization of KB Home and its consolidated subsidiaries at August 31, 2002, and as adjusted to give effect to the sale of the notes offered hereby and the application of $129.0 million of the estimated net proceeds from the sale of the notes to repay all of our outstanding 9 5/8% Senior Subordinated Notes due 2006 as described in “Use of Proceeds.”

	At August 31, 2002

		As
	Actual	Adjusted

	(dollars in millions)
Cash and cash equivalents	$120.9	$237.7

Construction debt:
Revolving and term credit facilities(1)	183.0	183.0
Mortgages and notes payable	242.3	242.3
7 3/4% Senior Notes due 2004	175.0	175.0
9 5/8% Senior Subordinated Notes due 2006(2)	124.7	—
8 5/8% Senior Subordinated Notes due 2008	200.0	200.0
9 1/2% Senior Subordinated Notes due 2011	250.0	250.0
7 3/4% Senior Subordinated Notes due 2010 offered hereby	—	246.1
Mortgage banking debt:
Notes payable	396.3	396.3
Collateralized mortgage obligations secured by mortgage-backed securities	16.5	16.5

Total debt	1,587.8	1,709.2

Minority interests:
Consolidated subsidiaries and joint ventures	65.6	65.6
Stockholders’ equity:
Preferred Stock — $1.00 par value; authorized, 10,000,000 shares; none outstanding	—	—
Common Stock — $1.00 par value; authorized, 100,000,000 shares; 53,329,779 shares outstanding(3)	53.3	53.3
Paid-in capital	493.1	493.1
Retained earnings	982.6	982.6
Accumulated other comprehensive income	(.4)	(.4)
Deferred compensation	(9.3)	(9.3)
Grantor stock ownership trust	(172.0)	(172.0)
Treasury stock, at cost	(219.1)	(219.1)

Total stockholders’ equity	1,128.2	1,128.2

Total debt, minority interests, and stockholders’ equity	$2,781.6	$2,903.0

(1)	As of December 31, 2002, KB Home had no borrowings outstanding under its principal domestic revolving credit facility and borrowings under the related term loan remained at $183.0 million.

(2)	We expect to redeem, on or about February 16, 2003, all of our outstanding 9 5/8% Senior Subordinated Notes due 2006.

(3)	Does not include 5,103,985 shares of common stock issuable as of August 31, 2002 upon exercise of outstanding stock options issued pursuant to employee stock option plans.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents selected consolidated financial data of KB Home. The data, other than housing, commercial and land revenues, unit deliveries and the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, for the fiscal years ended November 30, 2001, 2000, 1999, 1998 and 1997 are derived from the financial statements for those years which have been audited by Ernst & Young LLP, independent auditors. Data related to housing, commercial and land revenues, unit deliveries and the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends are derived from unaudited financial statements. The following selected consolidated financial data at August 31, 2002 and 2001 and for each of the nine month periods ended August 31, 2002 and 2001 is unaudited but reflects, in the opinion of KB Home, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition as of and for these periods. The results of operations for the nine months ended August 31, 2002 are not necessarily indicative of results to be expected for the full year. The following data should be read in conjunction with the financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended
	August 31,		Years Ended November 30,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)		(dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues:
Housing	$3,253.9	$2,969.9	$4,367.0	$3,769.2	$3,733.7	$2,379.0	$1,827.3
Commercial	25.8	53.6	69.9	.8	.6	1.5	2.7
Land	2.9	51.8	64.8	100.5	37.8	22.5	13.6
Mortgage banking	65.7	48.0	72.5	60.4	64.2	46.4	35.1

Total revenues	$3,348.3	$3,123.3	$4,574.2	$3,930.9	$3,836.3	$2,449.4	$1,878.7

Construction:
Revenues	$3,282.6	$3,075.3	$4,501.7	$3,870.5	$3,772.1	$2,403.0	$1,843.6
Costs and expenses	(3,013.4)	(2,858.1)	(4,149.4)	(3,581.9)	(3,513.0)	(2,254.3)	(1,741.8)

Operating income	269.2	217.2	352.3	288.6	259.1	148.7	101.8
Interest income	3.4	2.7	3.5	5.8	7.8	5.7	5.1
Interest expense, net of amounts capitalized	(22.7)	(30.7)	(41.1)	(31.5)	(28.3)	(23.3)	(29.9)
Minority interests	(8.6)	(20.3)	(27.9)	(31.6)	(29.4)	(7.0)	(.4)
Equity in pretax income (loss) of unconsolidated joint ventures	3.6	2.4	3.9	2.9	.2	1.1	(.1)
Gain on issuance of French subsidiary stock	—	—	—	39.6	—	—	—

Construction pretax income	244.9	171.3	290.7	273.8	209.4	125.2	76.5

Mortgage banking:
Revenues	65.7	48.0	72.5	60.4	64.2	46.4	35.1
Expenses	(26.1)	(28.8)	(38.7)	(36.5)	(46.7)	(25.0)	(20.6)

Mortgage banking pretax income	39.6	19.2	33.8	23.9	17.5	21.4	14.5

Total pretax income	284.5	190.5	324.5	297.7	226.9	146.6	91.0
Income taxes	(93.9)	(64.8)	(110.3)	(87.7)	(79.4)	(51.3)	(32.8)

Net income	$190.6	$125.7	$214.2	$210.0	$147.5	$95.3	$58.2

Basic earnings per share	$4.54	$3.50	$5.72	$5.39	$3.16	$2.41	$1.50

Diluted earnings per share	$4.29	$3.36	$5.50	$5.24	$3.08	$2.32	$1.45

Ratio of earnings to fixed charges(1)	4.17x	2.67x	3.30x	3.00x	2.92x	2.94x	2.44x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	4.17x	2.67x	3.30x	3.00x	2.92x	2.94x	2.44x
Other Operating Data:
West Coast unit deliveries	3,484	3,922	5,550	5,476	6,323	4,858	4,731
Southwest unit deliveries	4,232	4,441	6,238	5,832	5,801	2,730	1,674
Central unit deliveries	7,258	6,299	9,368	8,112	7,809	5,968	3,968
Foreign unit deliveries	2,546	2,062	3,382	2,972	2,489	1,657	1,070

Total unit deliveries	17,520	16,724	24,538	22,392	22,422	15,213	11,443

Unconsolidated joint ventures unit deliveries	113	261	330	455	38	—	—

Cash Flow from Operating Activities Data:
Equity in pretax (income) loss of unconsolidated joint ventures	$(3.6)	$(2.4)	(3.9)	$(2.9)	$(.2)	$(1.1)	$.1
Minority interests	8.6	20.3	27.9	31.6	29.4	7.0	.4
Depreciation and amortization	12.3	32.6	43.9	41.3	38.3	16.2	11.9
Previously capitalized interest amortized to cost of sales	46.8	43.5	64.0	40.7	44.3	30.8	25.5
Provision for deferred income taxes	(1.1)	7.2	(44.7)	25.7	(25.9)	.5	(5.0)
Capitalized interest	(51.3)	(47.8)	(62.0)	(62.7)	(49.7)	(31.0)	(22.6)

	At August 31,		At November 30,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)		(dollars in millions)
Balance Sheet Data:
Assets:
Construction assets	$3,089.8	$2,738.8	$2,983.5	$2,361.7	$2,214.1	$1,542.5	$1,133.9
Mortgage banking assets	522.9	560.4	709.4	467.2	450.1	317.7	285.1

Total assets	$3,612.7	$3,299.2	$3,692.9	$2,828.9	$2,664.2	$1,860.2	$1,419.0

Liabilities and Stockholders’ Equity:
Construction liabilities:
Accounts payable, accrued expenses and other liabilities	$782.2	$590.4	$797.4	$513.2	$551.4	$359.9	$269.0
Mortgages and notes payable	1,175.0	1,135.3	1,088.6	988.0	813.4	529.8	496.9

	1,957.2	1,725.7	1,886.0	1,501.2	1,364.8	889.7	765.9
Mortgage banking liabilities	461.7	524.6	650.7	426.3	423.5	297.6	268.2
Minority interests	65.6	59.4	63.7	246.6	199.3	198.4	1.9
Stockholders’ equity	1,128.2	989.5	1,092.5	654.8	676.6	474.5	383.0

Total liabilities and stockholders’ equity	$3,612.7	$3,299.2	$3,692.9	$2,828.9	$2,664.2	$1,860.2	$1,419.0

(1)	We compute earnings by adding fixed charges (except capitalized interest and the effect of preferred stock dividends) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. Beginning July 7, 1998, our fixed charges have also included distributions on mandatorily redeemable preferred securities. On August 16, 2001, all of the mandatorily redeemable preferred securities were retired. No preferred stock was outstanding during any of the periods presented in the above table and, as a result, the ratios of earnings to fixed charges are the same as the ratios of earnings to combined fixed charges and preferred stock dividends.

In computing the ratios appearing above, we exclude from our interest expense interest incurred by our wholly owned limited purpose financing subsidiaries on their outstanding collateralized mortgage obligations. If we included interest on those collateralized mortgage obligations, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended August 31, 2002 and 2001 and the years ended November 30, 2001, 2000, 1999, 1998 and 1997 would each have been 4.12x, 2.65x, 3.27x, 2.96x, 2.84x, 2.78x and 2.29x, respectively.

The amount of earnings we used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1999 reflects an $18.2 million pretax secondary market trading loss we recorded in the third quarter of fiscal 1999. If we excluded the secondary market trading loss, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 3.08x for the year ended November 30, 1999. If we excluded the secondary market trading loss but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 2.99x for the year ended November 30, 1999.

The amount of earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 2000 includes a $39.6 million gain on the issuance in France of common stock by Kaufman & Broad S.A., a majority owned subsidiary, recorded in the first quarter of fiscal 2000. We sometimes refer to this stock issuance as the “French IPO”. If the French IPO gain were excluded, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.71x for the year ended November 30, 2000. If we excluded the French IPO gain but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.68x for the year ended November 30, 2000.

DESCRIPTION OF THE NOTES

      The 7 3/4% Senior Subordinated Notes due 2010 of KB Home, which we sometimes refer to as the “Notes” or the “notes”, are issuable under a Senior Subordinated Debt Indenture dated as of November 19, 1996, which we refer to as the “Indenture” and which term, as used in this prospectus supplement, includes the Officers’ Certificate referred to below, between KB Home and SunTrust Bank (as successor to SunTrust Bank, Atlanta), as trustee. This description of selected terms of the Notes and the Indenture supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities, the senior subordinated debt securities and the Indenture which appears in the accompanying prospectus under the heading “Description of Debt Securities”, to which description reference is made. The following description of selected terms of the Notes is not complete and is qualified in its entirety by reference to the Indenture, including the Officers’ Certificate establishing the form and terms of the Notes, and the form of certificate evidencing the Notes, copies of the forms of which have been or will be filed as exhibits to the registration statement of which the accompanying prospectus is a part or to the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the prospectus.

      Terms, whether or not capitalized, used but not defined under this “Description of the Notes” or in the accompanying prospectus have the meanings given to them in the Indenture. The Indenture is referred to in the prospectus as the “senior subordinated indenture” and sometimes collectively with the senior indenture and the subordinated indenture, as those terms are defined in the accompanying prospectus, as the “indentures”. The Notes are “senior subordinated debt securities” as that term is used in the prospectus. As used in this “Description of the Notes”, “KB Home” refers to KB Home and does not include its subsidiaries, except as otherwise expressly provided or as the context otherwise requires.

General

      The Notes will constitute senior subordinated debt of KB Home, will constitute a single series of debt securities for purposes of the Indenture and will initially be limited to $250 million aggregate principal amount. Subject to the covenants described below under “Certain Covenants” and applicable law, KB Home may subsequently issue Additional Notes from time to time in an unlimited amount. The Notes offered by this prospectus supplement and all Additional Notes (if any) will be treated as a single class of senior subordinated debt securities under the Indenture and are referred to collectively as “Notes.” “Additional Notes”, if any, are Notes originally issued under the Indenture after the Closing Date.

      The Notes will bear interest from January 27, 2003 at the rate per annum shown on the front cover of this prospectus supplement and will mature on February 1, 2010. Interest on the Notes will be payable in cash semi-annually in arrears on February 1 and August 1, commencing August 1, 2003, to the Persons in whose names the Notes are registered at the close of business on January 15 and July 15, as the case may be, next preceding such February 1 and August 1, respectively. Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

      KB Home has appointed the Trustee under the Indenture as the initial paying agent and transfer agent of the Notes. The Notes initially may be presented for payment, registration or transfer and exchange at the office of the Trustee in Atlanta and at the agent of the Trustee in The City of New York at Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York, NY 10005.

      The Notes will be unsecured obligations of KB Home and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of KB Home. The Notes will be issued in fully registered form without coupons in denominations of $1,000 and any amount in excess thereof that is an integral multiple of $1,000. The Notes will be denominated in, and the principal of and interest on the Notes will be payable in, United States dollars. The Notes are not subject to the benefit of any sinking fund.

      The Notes will be issued in book-entry form and represented by one or more global Notes, which we refer to as “Global Notes”, registered in the name of The Depository Trust Company, as Depositary, or its nominee. This means that you will not be entitled to receive a certificate for the Notes that you purchase except under the limited circumstances described in the accompanying prospectus under “Description of Debt Securities — Global Securities.”

      KB Home is a holding company, which currently conducts its operations through consolidated and unconsolidated subsidiaries. All of the operating assets of KB Home are owned by its subsidiaries, effectively subordinating the Notes to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of KB Home’s subsidiaries. Therefore, KB Home’s rights and the rights of its creditors, including Holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that KB Home may itself be a creditor with recognized claims against the subsidiary, in which case the claims of KB Home would still be effectively subordinate to any security interests in the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by KB Home. In addition, dividends, loans and advances from some subsidiaries to KB Home may be subject to certain contractual, statutory or regulatory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations. See “— Senior Subordinated Debt” below.

Senior Subordinated Debt

      The Notes will be subordinated in right of payment, to the extent and in the manner set forth in the Indenture, to all “Senior Indebtedness” (as defined below) of KB Home. As used in this prospectus supplement, the term “Senior Indebtedness” has the same meaning as the term “senior indebtedness” as defined in the accompanying prospectus under “Description of Debt Securities — Senior Subordinated Debt”. See “Description of Debt Securities — Senior Subordinated Debt” in the prospectus. The Notes will rank pari passu with KB Home’s 9 5/8% Senior Subordinated Notes due 2006 (until redeemed on or about February 16, 2003), 9 1/2% Senior Subordinated Notes due 2011 and 8 5/8% Senior Subordinated Notes due 2008. As of August 31, 2002, on a pro forma basis after giving effect to the issuance of the Notes and the application of $129.0 million of the estimated net proceeds to redeem all of KB Home’s outstanding 9 5/8% Senior Subordinated Notes due 2006, KB Home would have had approximately $700 million of senior subordinated indebtedness outstanding and approximately $600 million of Senior Indebtedness outstanding.

      In addition, the Notes offered hereby will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of KB Home’s consolidated subsidiaries, which liabilities totaled approximately $1.227 billion, excluding collateralized mortgage obligations of $16.5 million and intercompany liabilities, at August 31, 2002. In addition, some of these subsidiaries have guaranteed KB Home’s principal domestic revolving credit facility and related term loan.

      Although the Indenture contains limitations on the amount of Indebtedness that KB Home and its Restricted Subsidiaries may incur, KB Home and its subsidiaries will retain the ability to incur substantial additional indebtedness, including Senior Indebtedness, and other liabilities and obligations. The Indenture provides that KB Home will not issue any Debt which is subordinated by the terms of the instrument creating such Debt in right of payment to any other Debt of KB Home and which is not expressly by the terms of the instrument creating such Debt made pari passu with, or subordinate and junior in right of payment to, the Notes. See “Risk Factors — The notes will be subordinated in right of payment to our existing and future Senior Indebtedness and will be effectively subordinated to the liabilities of our subsidiaries.”

Optional Redemption

      The Notes will be redeemable at KB Home’s option, in whole or from time to time in part, on any date on or after February 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days’ notice given in accordance with the provisions of the Indenture, at the redemption prices, expressed as percentages of principal amount, set forth below, together with accrued interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a redemption date will be payable to the Holders of the Notes at the close of business on the relevant record date), if redeemed during the 12-month period beginning February 1 of the years indicated below:

Redemption
Year	Price

2007	103.875%
2008	101.938%
2009 and thereafter	100.000%

      In addition, at any time prior to February 1, 2006, KB Home at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including any Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at any time or from time to time, at a redemption price equal to 107.75% of the principal amount plus accrued interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a redemption date will be payable to the Holders of the Notes at the close of business on the relevant record date); provided that Notes (including any Additional Notes) with an aggregate principal amount equal to at least $162.5 million remain outstanding after each such redemption; and provided, further, that notice of any such redemption is mailed within 60 days after the closing date of the applicable Equity Offering and in any event not less than 30 nor more than 60 days prior to the applicable redemption date, all in accordance with the requirements of the Indenture.

      If less than all of the Notes are called for redemption, the Trustee shall select, in such manner as it deems appropriate and fair, the Notes (or portions thereof) to be redeemed.

Certain Covenants

  Change of Control

      If at any time there occurs a Change of Control with respect to KB Home, each Holder of Notes will have the right, at such Holder’s option, to require KB Home to repurchase all of such Holder’s Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the “Change of Control Repurchase Date”) that is 30 Change of Control Business Days after the date of the Change of Control at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Change of Control Repurchase Date (the “Change of Control Repurchase Price”).

      Within 15 Change of Control Business Days after the occurrence of a Change of Control, KB Home or, at the request of KB Home, the Trustee will mail to all Holders of the Notes a notice (the “Change of Control Notice”) of the occurrence of such Change of Control and of KB Home’s offer to repurchase Notes pursuant to the repurchase right arising as a result thereof. Such notice will contain instructions and materials necessary to enable Holders to tender their Notes to KB Home.

      Any offer to repurchase Notes following a Change of Control will be conducted in compliance with applicable securities laws and regulations, including but not limited to Section 14(e) of the Exchange Act (and the rules thereunder) and other applicable tender offer rules.

      KB Home’s Existing Credit Facilities permit the banks party thereto to require that KB Home repay all indebtedness thereunder, and KB Home’s 7 3/4% Senior Notes 9 5/8% Senior Subordinated Notes, 9 1/2% Senior Subordinated Notes and the 8 5/8% Senior Subordinated Notes permit the holders thereof to require KB Home to repurchase the 7 3/4% Senior Notes, the 9 5/8% Senior Subordinated Notes, 9 1/2% Senior Subordinated Notes and the 8 5/8% Senior Subordinated Notes, upon the occurrence of a “Change of Control” (or, in the case of the Existing Credit Facilities, specified events which are generally similar to those that would constitute a Change of Control). Although KB Home would be obligated to repurchase all Notes tendered by the Holders thereof if a Change of Control were to occur, and the failure of KB Home to repurchase those Notes would constitute a default with respect to the Notes, there can be no assurance that KB Home would have sufficient funds to do so in view of, among other things, the change of control provisions and the restrictive covenants and acceleration provisions under the Existing Credit Facilities, the 7 3/4% Senior Notes, the 9 5/8% Senior Subordinated Notes, 9 1/2% Senior Subordinated Notes and the 8 5/8% Senior Subordinated Notes. See “Risk Factors — Our ability to repurchase the notes following a change of control event may be limited.”

      A “Change of Control” shall be deemed to have occurred at such time as either of the following events shall occur:

(1) there shall be consummated any consolidation or merger of KB Home in which KB Home is not the continuing or surviving corporation or pursuant to which KB Home’s Voting Stock would be converted into cash, securities or other property, other than a merger of KB Home in which the holders of KB Home’s Voting Stock immediately prior to the merger have the same or greater proportionate ownership, directly or indirectly, of the Voting Stock of the surviving corporation immediately after such merger as they had of KB Home’s Voting Stock immediately prior to such merger; or

(2) there is a report filed by any Person, including its Affiliates and Associates, on Schedule 13D or TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such Person (for the purposes of this definition only, the term “Person” shall include a “person” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of KB Home’s Voting Stock then outstanding;

provided, however, that a Person shall not be deemed beneficial owner of, or to own beneficially,

(A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder, or

(B) any securities if such beneficial ownership (x) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (y) is not also then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

Notwithstanding the foregoing provisions, a Change of Control shall not be deemed to have occurred if at any time KB Home, any Subsidiary of KB Home, any employee stock ownership plan or any other employee benefit plan of KB Home or any Subsidiary of KB Home, or any Person holding KB Home Voting Stock for or pursuant to the terms of any such employee benefit plan, files or becomes obligated to file a report under or in response to Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 50% or otherwise.

      “7 3/4% Senior Notes” means KB Home’s 7 3/4% Senior Notes due 2004 issued under an indenture dated as of October 14, 1997 between KB Home and SunTrust Bank.

      “9 5/8% Senior Subordinated Notes” means KB Home’s 9 5/8% Senior Subordinated Notes due 2006 issued under the Indenture.

      “8 5/8% Senior Subordinated Notes” means KB Home’s 8 5/8% Senior Subordinated Notes due 2008 issued under the Indenture.

      “9 1/2% Senior Subordinated Notes” means KB Home’s 9 1/2% Senior Subordinated Notes due 2011 issued under the Indenture.

  Limitation on Incurrence of Additional Indebtedness

      KB Home will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the maturity of or in any other manner become liable with respect to, or otherwise become responsible for the payment of (collectively, “incur”), any Indebtedness unless after giving effect to the incurrence thereof and the receipt and application of the net proceeds therefrom either:

(1) the Consolidated Fixed Charge Coverage Ratio of KB Home (determined on a pro forma basis for the last four fiscal quarters of KB Home for which financial statements are available at the date of determination) is at least 2.0 to 1 or

(2) the ratio of Indebtedness of KB Home and its Restricted Subsidiaries to Consolidated Net Worth of KB Home is less than 3.5 to 1.

      Notwithstanding the foregoing, KB Home and its Restricted Subsidiaries may incur:

(1) Refinancing Indebtedness;

(2) Non-Recourse Indebtedness incurred for the acquisition or improvement of real property and secured by mortgage Liens on such real property or improvements;

(3) Indebtedness to KB Home or to Restricted Subsidiaries;

(4) Indebtedness under the 2000 Revolving Credit Facility included in the Existing Credit Facilities in an aggregate principal amount at any one time of not more than $739.1 million; and

(5) Excluded Debt.

  Limitation on Restrictions on Distributions from Restricted Domestic Subsidiaries

      KB Home will not, and will not permit any of its Restricted Domestic Subsidiaries to, directly or indirectly, create, assume or otherwise cause or permit to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Domestic Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in, or measured by, its profits, owned by KB Home or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to KB Home or any of its other Restricted Subsidiaries;

(2) make loans or advances to KB Home or any of its other Restricted Subsidiaries; or

(3) transfer any of its properties or assets to KB Home or any of its other Restricted Subsidiaries,

except for (i) encumbrances or restrictions on the payment of cash by any Restricted Domestic Subsidiary which do not exceed $10,000 in the aggregate and (ii) encumbrances or restrictions existing or created under or by reason of:

(a) applicable law;

(b) covenants or restrictions contained in Existing Indebtedness;

(c) customary provisions restricting subletting or assignment of any contract or of any lease governing a leasehold interest of KB Home or any Restricted Domestic Subsidiary;

(d) restrictions under any instrument creating or evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture and the Notes and which (I) only apply to assets that were subject to such restrictions and encumbrances prior to the acquisition of such assets by KB Home or its Restricted Domestic Subsidiaries and (II) were not created in connection with, or in contemplation of, such acquisition;

(e) restrictions replacing those permitted by clause (b) or (d) which are not more restrictive than, and do not extend to any Persons or assets other than the Persons or assets subject to, the restrictions and encumbrances so replaced;

(f) restrictions under any instrument creating or evidencing any Refinancing Indebtedness which are not more restrictive than those under, and do not extend to any Persons or assets other than the Persons or assets subject thereto under, the instrument creating or evidencing the Indebtedness being refunded, extended or refinanced by such Refinancing Indebtedness;

(g) any Permitted Lien or any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture and the Notes if such Permitted Lien or agreement, as the case may be, does not by its terms expressly restrict the ability of a Restricted Domestic Subsidiary of KB Home to make any of the dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above;

(h) reasonable and customary borrowing base covenants set forth in credit agreements evidencing Indebtedness otherwise permitted by the Indenture and the Notes, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of Indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project’s remaining assets;

(i) customary agreements entered into in the ordinary course of business restricting the ability of a joint venture to make distributions or payments of cash or property to participants in such joint venture; or

(j) the Existing Credit Facilities or a Substitute Credit Facility but only so long as no such encumbrance or restriction under the Existing Credit Facilities or a Substitute Credit Facility by its terms expressly restricts the ability of a Restricted Domestic Subsidiary of KB Home to make any of the dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above (it being understood that covenants requiring or having the effect of requiring the maintenance of a specified level of net worth which do not by their terms expressly restrict the ability of a Restricted Domestic Subsidiary of KB Home to make any such dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above shall be permitted under this clause (j)).

  Limitation on Restricted Payments

      KB Home will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect thereto,

(1) a Default or an Event of Default shall have occurred and be continuing; or

(2) the aggregate amount of Restricted Payments (the amount of any Restricted Payment, if other than in cash, to be determined by the Board of Directors of KB Home, whose reasonable determination shall be conclusive and evidenced by a Board Resolution certified by an Officers’ Certificate and filed with the Trustee) made by KB Home and its Restricted Subsidiaries from and after the date of the Indenture would exceed the sum of (a) 50% of the Consolidated Net Income of KB Home accrued on a cumulative basis for the period commencing on September 1, 1996 (the “Commencement Date”) and ending on the last day (the “Reference Day”) of KB Home’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, in the event such Consolidated Net Income as so determined on a cumulative basis shall be a deficit, minus 100% of such deficit), (b) the aggregate net proceeds, including the fair market value of property other than cash (such fair market value to be determined by a majority of the disinterested members of the full Board of Directors of KB Home, whose reasonable determination shall be conclusive and evidenced by a Board Resolution certified by an Officers’ Certificate and filed with the Trustee), received by KB Home from any Person (other than a Restricted Subsidiary) after the Commencement Date and on or prior to the Reference Date from the issue or sale of Qualified Capital Stock of KB Home, or any options, warrants or other rights (other than convertible or exchangeable debt securities except as provided below) to purchase Qualified Capital Stock of KB Home, or from the issuance or sale of debt securities of KB Home which are converted into or exchanged for Qualified Capital Stock of KB Home, and (c) $100 million; or

(3) KB Home would be unable to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness”;

provided, however, that the foregoing provisions shall not prevent (a) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if the payment would have complied with the foregoing provisions on the date of such declaration or (b) the repurchase or redemption of shares of Capital Stock from any officer, director or employee of KB Home or its Restricted Subsidiaries whose employment has been terminated or who has died or become disabled in an aggregate amount not to exceed $5,000,000 for any fiscal year of KB Home; provided that amounts paid pursuant to this clause (b) shall reduce amounts available for future Restricted Payments.

  Mergers and Sales of Assets

      KB Home will not merge or consolidate with or into any other Person and will not sell, lease or convey all or substantially all of its assets to any other Person, unless:

(1) either KB Home shall be the continuing corporation, or the successor corporation or the Person that acquires by sale, lease or conveyance all or substantially all the assets of KB Home shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all the Notes according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture and the Notes to be performed or observed by KB Home, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation,

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing,

(3) immediately after giving effect to such transaction, KB Home or such corporation, as the case may be, would be able to incur at least $0.50 of additional Indebtedness pursuant to the first paragraph of the covenant described under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness”, and

(4) KB Home shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such transaction and such supplemental indenture comply with the Indenture and the Notes, and that all conditions precedent relating to such transaction have been complied with.

Upon the assumption of KB Home’s obligation by such a corporation in such circumstances, KB Home shall (except in the case of a lease) be discharged from all obligations under the Notes and the Indenture. The provisions of this paragraph shall, insofar as relates to the Notes, supersede and replace the provisions appearing in the accompanying prospectus under the caption “Description of Debt Securities — Merger, Consolidation, Sale, Lease or Conveyance.”

  Limitations on Transactions with Officers, Directors and Employees

      KB Home will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1) make any loan, advance, guarantee or capital contribution to, or for the benefit of, or

(2) sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or

(3) purchase or lease any property or assets from, or

(4) enter into or amend any contract, agreement or understanding with, or for the benefit of,

(a) any officer, director or employee of KB Home,

(b) any officer, director or employee of a Subsidiary of KB Home (provided that clause (4) above shall not apply with respect to this clause (b)) or

(c) any former officer or director of KB Home or any of its Subsidiaries who owns, directly or indirectly, 7.5% or more of the voting power of the Common Stock of KB Home

(each an “Affiliate Transaction”), except on terms that are no less favorable to KB Home or the relevant Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not such an officer, director or employee.

      Notwithstanding the foregoing, the term “Affiliate Transaction” shall not include any transaction with an officer, director or employee of KB Home or of any Subsidiary of KB Home in their capacity as officer, director or employee entered into in the ordinary course of business or which is consistent with past practice (including compensation and employee benefit arrangements with any officer, director or employee of KB Home or of any Subsidiary of KB Home) and shall not include the acquisition by any officer, director or employee of KB Home of any securities of KB Home in the open market in arm’s length transactions.

  Limitation on Investments in Restricted Foreign Subsidiaries, Unrestricted Subsidiaries and Equity Method Persons

      KB Home will not, and will not permit any of its Restricted Domestic Subsidiaries to, directly or indirectly, make any Investment in any Restricted Foreign Subsidiary, Unrestricted Subsidiary or Equity Method Person (each, a “Subject Entity”) if, after giving effect thereto, the aggregate amount of all such Investments made after the date of the Indenture would exceed the sum of:

(1) $110 million,

(2) the aggregate amount of cash dividends and distributions received by KB Home after the date of the Indenture from Subject Entities,

(3) in the case of any such Investment made after the date of the Indenture as a loan or advance to, or purchase (or other acquisition for consideration) of Indebtedness or other debt securities of, a Subject Entity, the amount of all cash repayments of principal of such loans, advances, Indebtedness or debt securities paid to KB Home or any of its Restricted Domestic Subsidiaries (or to a Person designated by KB Home or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of KB Home) by such Subject Entity,

(4) in the case of any such Investment made after the date of the Indenture as a capital contribution to, or purchase (or other acquisition for consideration) of Capital Stock or other equity securities of, a Subject Entity, the aggregate cash amount paid to KB Home or any of its Restricted Domestic Subsidiaries (or to a Person designated by KB Home or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of KB Home) by such Subject Entity as a return of such capital or to repurchase such Capital Stock or other equity securities (not to exceed the respective amount paid to purchase such Capital Stock or equity securities), and

(5) in the case of any other such Investment made in a Subject Entity after the date of the Indenture, the cash amount paid to KB Home or any of its Restricted Domestic Subsidiaries (or to a Person designated by KB Home or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of KB Home) by such Subject Entity as a repayment or reimbursement of such Investment.

Events of Default

      An “Event of Default” with respect to the Notes will be defined as any of the following:

(1) default for 30 days in the payment of any interest on the Notes when due;

(2) default in the payment of any principal of the Notes when due, either at maturity, upon redemption at the option of KB Home or repurchase at the option of the Holders, by declaration of acceleration or otherwise;

(3) default in the observance or performance by KB Home of any of its other covenants or agreements contained in the Indenture (other than a covenant or agreement contained in the Indenture solely for the benefit of a series of debt securities other than the Notes) or the Notes for 60 days (or for 10 days in the case of any of the other covenants described above under “Description of the Notes — Certain Covenants — Change of Control”) after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) a default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of KB Home or any Restricted Subsidiary, whether such Indebtedness existed on the Closing Date or shall be created thereafter, if (a) such default results from the failure to pay any such Indebtedness when due (provided that no such failure to pay Indebtedness when due shall be deemed to have occurred so long as KB Home or such Restricted Subsidiary, as the case may be, shall be contesting whether such Indebtedness is due in good faith by appropriate proceedings) or as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and (b) the sum of (x) the principal amount of such Indebtedness plus (y) the aggregate principal amount of all other such Indebtedness in default for failure to pay any such Indebtedness when due or the maturity of which has been so accelerated, equals $20,000,000 or more, individually, or $40,000,000 or more, in the aggregate, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after notice to KB Home from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; and

(5) certain events of bankruptcy, insolvency or reorganization relating to KB Home or any of its Restricted Significant Subsidiaries.

      The Indenture provides that, if an Event of Default shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all Notes and interest accrued thereon, if any, to be due and payable immediately. Upon specified conditions that declaration may be annulled and past defaults may be waived by the Holders of a majority in principal amount of the Notes then outstanding.

      Subject to the provisions of the Indenture requiring the Trustee, during the continuance of an Event of Default with respect to the Notes, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of the trusts or powers vested in it by the Indenture at the request, order or direction of any Holder (including the enforcement of any lien) unless that Holder has offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by the Trustee. Subject to those provisions in the Indenture for the indemnification of the Trustee and other limitations, the Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by the Indenture.

      The Indenture provides that no Holder of Notes may institute any action against KB Home under the Indenture, except actions for payment of overdue principal or interest, unless that Holder previously shall have given to the Trustee written notice of default and continuance of that default and unless the Holders of not less than 25% in principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute that action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted that action within 60 days of its receipt of that notice, request and offer of indemnity and the Trustee shall not have received any direction inconsistent with that written request by the Holders of a majority in principal amount of the Notes then outstanding.

      The provisions appearing under this caption “Events of Default” shall, insofar as relates to the Notes, supersede and replace the provisions appearing in the first six paragraphs under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Defeasance and Discharge

      KB Home may be discharged from its obligations under the Indenture with respect to the Notes (including its obligation to repurchase Notes at the option of the Holders following a Change of Control and its obligations under the other covenants described above under “Certain Covenants,” but excluding its obligation to pay the principal of and interest on the Notes on their original stated due dates (but not upon acceleration)) by complying with the provisions described in the second paragraph under the caption “Description of Debt Securities — Defeasance and Discharge” in the accompanying prospectus.

      KB Home may effect “defeasance” and “covenant defeasance” (as those terms are defined in the accompanying prospectus) with respect to the Notes by complying with the provisions described in the third paragraph under “Description of Debt Securities — Defeasance and Discharge” in the accompanying prospectus. If KB Home effects defeasance with respect to the Notes, KB Home will be deemed to have paid and discharged the entire indebtedness on all of the Notes and will be discharged from its obligations under the Indenture with respect to the Notes (including its obligation to pay principal of and interest on the Notes, its obligation to repurchase Notes at the option of the Holders following a Change of Control and its obligations under the other covenants described above under “Certain Covenants”), subject to limited exceptions. If KB Home effects covenant defeasance with respect to the Notes, then it will be released from its obligations under specified covenants in the Indenture (including its obligation to repurchase Notes at the option of the Holders following a Change of Control and its obligations under the other covenants described above under “Certain Covenants”), and KB Home may omit to comply with those covenants without creating an Event of Default with respect to the Notes.

      If KB Home exercises its rights to discharge its obligations under the Indenture with respect to the Notes as described in the second preceding paragraph or to defease the Notes as described in the immediately preceding paragraph, then neither the Trustee nor the Holders of the Notes will be entitled to accelerate the Notes upon the occurrence of an Event of Default. If KB Home effects covenant defeasance with respect to the Notes as described in the immediately preceding paragraph, then any failure by KB Home to comply with any covenant as to which there has been covenant defeasance will not constitute an Event of Default but, if the Notes are declared due and payable because of the occurrence of any other Event of Default, the amount of monies and/or U.S. Government Obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the Notes at the time of any acceleration resulting from that Event of Default. However, KB Home will remain obligated to make payment of the amounts due upon acceleration notwithstanding that covenant defeasance.

Modification of the Indenture

      The Indenture provides that KB Home and the Trustee may enter into supplemental indentures without the consent of the Holders of the Notes as described in the accompanying prospectus in the first paragraph under “Description of Debt Securities — Modification of the Indentures”.

      In addition, the Indenture contains provisions permitting KB Home and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture insofar as it relates to the Notes or modify in any manner the rights of the Holders of the Notes. However, the Indenture provides that KB Home and the Trustee may not, without the consent of the Holder of each outstanding Note affected thereby,

(1) extend the stated maturity of any Note or any date on which the Change of Control Repurchase Price is payable or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or repurchase thereof, or make the principal thereof, or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Notes or in accordance with the terms thereof, or modify the percentage of Holders required to waive any default or rescind and annul any declaration of acceleration, or impair the right to institute suit for the enforcement of any payment on any Note when due or any right of repayment, repurchase or redemption at the option of the Holder thereof, or

(2) reduce the aforesaid percentage of Notes, the consent of the Holders of which is required for any such modification.

      In addition, the Indenture provides that we may not amend the Indenture to alter the subordination of any of the Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected by that amendment.

      The provisions set forth in the two immediately preceding paragraphs supersede and replace, insofar as relates to the Notes, the provisions set forth in the last two paragraphs under the caption “Description of Debt Securities — Modification of the Indentures” in the accompanying prospectus.

Certain Definitions

      “2000 Revolving Credit Facility” means the 2000 Revolving Loan Agreement, dated as of October 3, 2000, among KB Home, the banks party thereto, Bank of America, N.A., as administrative agent, Credit Lyonnais Los Angeles Branch, as syndication agent, Bank One, NA, as documentation agent, and Banc of America Securities LLC, as lead arranger and sole book manager, and any credit facility which is an extension, renewal or replacement thereof.

      “Acquired Indebtedness” means:

(1) with respect to any Person (except a Person formed or organized by or on behalf of KB Home for purposes other than to act as an acquisition vehicle) that becomes a Subsidiary of KB Home after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of KB Home that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of KB Home, and

(2) with respect to KB Home or any of its Subsidiaries, any Indebtedness incurred by KB Home or any of its Subsidiaries in connection with the acquisition of an asset from another Person after the date of the Indenture that was not incurred in connection with, or in contemplation of, such acquisition.

      “Additional Notes” means Notes, if any, originally issued under the Indenture after the Closing Date and which are of the same series as the Notes issued on the Closing Date.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on February 8, 2001.

      “Capital Lease” means with respect to any Person at any date, any lease of property the liability under which, in accordance with generally accepted accounting principles, is required to be capitalized on such person’s balance sheet or for which the amount of the liability thereunder is required to be disclosed in a note to such balance sheet.

      “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) in or of the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person.

      “Capitalized Lease Obligation” means an obligation under a Capital Lease and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

      “Change of Control Business Day” means a day on which banking institutions are not authorized or required by law or regulation to close in The City of New York.

      “Closing Date” means January 27, 2003.

      “Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to:

(1) vote in the election of directors of such Person or

(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

      “Consolidated Adjusted Net Income” of KB Home means, for any period, the Consolidated Net Income of KB Home and its Restricted Subsidiaries for such period, provided that

(1) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

(2) the Net Income of any Person which is not a Restricted Subsidiary or is an Equity Method Person shall be included only to the extent of the amount of cash dividends or distributions paid by it to KB Home or a Restricted Subsidiary during such period.

      “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of:

(1) the sum, without duplication, of Consolidated Adjusted Net Income, Consolidated Interest Expense (but only to the extent that such Consolidated Interest Expense reduces such Consolidated Adjusted Net Income for such period), Consolidated Tax Expense, depreciation and amortization (including, without limitation, previously capitalized interest amortized to cost of sales), in each case for such period, of KB Home and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) to

(2) Consolidated Interest Expense of KB Home and its Restricted Subsidiaries for such period;

provided, however, that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such interest rate has been fixed by hedging or other similar contracts or agreements, in which case such interest rate shall be deemed to be equal to such fixed rate of interest.

      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on a consolidated income statement of KB Home and its Restricted Subsidiaries (including, but not limited to, imputed interest on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than previously capitalized interest amortized to cost of sales)) plus, without duplication, all capitalized interest of KB Home and its Restricted Subsidiaries for such period and all interest incurred or paid by KB Home or any of its Restricted Subsidiaries under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of KB Home for such period, in each case determined on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” of KB Home means, for any period, the consolidated Net Income of KB Home and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

      “Consolidated Net Worth” means the consolidated shareholders’ equity of KB Home; provided that, for purposes of computing Consolidated Net Worth, all Subsidiaries of KB Home whose accounts are consolidated with those of KB Home under GAAP shall be treated as if they were Wholly Owned Subsidiaries of KB Home, whether or not they are in fact Wholly Owned Subsidiaries of KB Home.

      “Consolidated Tax Expense” of KB Home means, for any period, the consolidated federal, state, local and foreign tax expense of KB Home and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

      “Default” means any event or condition which is or, with notice or lapse of time or both, would be an Event of Default.

      “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable other than solely for Qualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable or required to be repurchased or repaid at the option of the holder thereof for consideration other than solely for Qualified Capital Stock, in whole or in part, on or prior to the final maturity date of the Notes; provided that, in the case of any Restricted Domestic Subsidiary through which KB Home conducts any real estate joint venture, the fact that any participant in such joint venture who holds Capital Stock of such Restricted Domestic Subsidiary may have the right, pursuant to a “buy-sell” agreement or similar arrangement, to require that KB Home or any other Subsidiary of KB Home purchase such Capital Stock from such joint venturer, shall not cause such Capital Stock to be deemed Disqualified Capital Stock.

      “Equity Method Person” means, as of any date of determination, any Person (other than a Subsidiary of KB Home) which is or is required to be accounted for by KB Home by the equity method of accounting in KB Home’s consolidated financial statements in accordance with GAAP.

      “Equity Offering” means any public or private sale of Common Stock of KB Home (excluding Disqualified Capital Stock), other than public offerings with respect to KB Home Common Stock registered on Form S-8 (or any successor form).

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Excluded Debt” means any Indebtedness of KB Home or its Restricted Subsidiaries which is:

(1) subordinated (subject to the rights of holders of Senior Indebtedness) in right of payment to the Notes (upon liquidation or otherwise) at least to the extent that the Notes are subordinated to the Senior Indebtedness and

(2) matures after, and is not redeemable mandatorily or at the option of the holder thereof prior to, the final maturity date of the Notes.

      “Existing Credit Facilities” means the 2000 Revolving Credit Facility and the 2000 Term Loan Agreement, dated as of October 3, 2000, among KB Home, the banks party thereto, Bank of America N.A., as administrative agent, Credit Lyonnais Los Angeles Branch, as syndication agent, Bank One, NA, as documentation agent, and Banc of America Securities LLC, as lead arranger and sole book manager, and any credit facility which is an extension or renewal thereof (including, in each case, any increase in the amount of credit available thereunder).

      “Existing Indebtedness” means all Indebtedness of KB Home and its Restricted Subsidiaries that is outstanding on the Closing Date.

      “GAAP” means generally accepted accounting principles as in effect and implemented by KB Home from time to time.

      A “guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay principal of or interest on (or advance or supply funds or pledge assets for the purchase or payment of or payment of interest on) Indebtedness of such other Person (whether by agreement to provide additional capital or to maintain financial condition or other similar agreement).

      “incur” has the meaning set forth under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness”.

      “Indebtedness” means:

(1) any liability of any Person (a) for borrowed money or for the deferred purchase price of property or services (other than current liabilities, including Trade Payables, arising in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, and which would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, or (b) for the payment of money relating to a Capitalized Lease Obligation;

(2) any liability of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), but this clause (2) does not include letters of credit provided in the ordinary course of business and securing performance (and not financial) obligations and performance, completion, surety or similar bonds or obligations provided in the ordinary course of business;

(3) any liability or obligation of others described in clause (1) or (2) with respect to which such Person has made a guarantee or similar arrangement, directly or indirectly (to the extent of such guarantee or arrangement), but this clause (3) does not include obligations in respect of banker’s acceptances and performance, completion, surety or similar bonds or obligations provided in the ordinary course of business; and

(4) all Indebtedness of others secured by a Lien (other than assessment district and similar Liens arising in connection with municipal financings) on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations described above and the maximum liability of such Person for any such contingent obligations at such date. To the extent such Person guarantees the obligation of another Person to pay interest on Indebtedness owed by such other Person, then a designated percentage of the interest guaranteed or the principal amount of the underlying Indebtedness, as the case may be, shall be deemed Indebtedness of the referent Person. For purposes of this definition, the amount of such deemed Indebtedness of the referent Person shall be equal to the lesser of (a) the aggregate principal amount of the underlying Indebtedness relating to such interest guarantee and (b) the aggregate amount of interest due and payable over the term of such Indebtedness (or the term of the Notes, if shorter) determined based upon the rate of interest in effect as of the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Indebtedness if such Indebtedness were prepaid prior to the maturity of the Notes.

      “Investment” of any Person means:

(1) all investments by such Person in any other Person in the form of loans, advances or capital contributions,

(2) all payments of Indebtedness or other obligations of any other Person by such Person,

(3) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person, and

(4) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

      “Mortgage Finance Subsidiary” means KB Home Mortgage Company, an Illinois corporation.

      “Net Cash Proceeds” means the cash proceeds received by KB Home from any Equity Offering, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however,

(1) any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business, and

(2) any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of such Person or any of its Restricted Subsidiaries owned by such Person.

      “Non-Recourse Indebtedness” means Indebtedness secured by a Lien on property to the extent that the liability for such Indebtedness (and any interest thereon) is limited to the security of such property without liability on the part of KB Home or any of its Subsidiaries for any deficiency, including liability by reason of any agreement by KB Home or any of its Subsidiaries to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring such Indebtedness.

      “Notes” means the 7 3/4% Senior Subordinated Notes due 2010 of KB Home issued under the Indenture, including, without limitation, any Additional Notes which may be issued.

     “Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business;

(5) judgment and other similar Liens arising in connection with court proceedings, provided that either (A) the execution or enforcement of each such Lien is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted or (B) the aggregate amount of the claims secured thereby does not exceed $10,000,000 at any time;

(6) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of KB Home and its Subsidiaries;

(7) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of KB Home and its Subsidiaries;

(8) Liens securing Refinancing Indebtedness, provided that such Liens only extend to the property or assets securing the Indebtedness being refinanced, such refinanced Indebtedness was previously secured by similar Liens on such property or assets and the Indebtedness and other obligations secured by such Liens are not increased;

(9) Liens existing on the Closing Date, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the Closing Date) and that no such Lien extends to any property or assets of KB Home or any Subsidiary other than the property or assets subject to such Lien on the Closing Date;

(10) any contract to sell an asset provided such sale is otherwise permitted under the Indenture and the Notes;

(11) Liens existing on property or assets of any entity (except an entity formed or organized by or on behalf of KB Home for purposes other than to act as an acquisition vehicle) at the time it becomes a Restricted Domestic Subsidiary, which Liens were not created or assumed in contemplation of, or in connection with, such entity becoming a Restricted Domestic Subsidiary and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date such entity becomes a Restricted Domestic Subsidiary, so long as such terms are not altered, in connection with or in contemplation of such transaction, to provide for an increase in such Indebtedness);

(12) Liens existing on property or assets of any entity (except an entity formed or organized by or on behalf of KB Home for purposes other than to act as an acquisition vehicle) at the time it is merged or consolidated with or into KB Home or any of its Restricted Domestic Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such transaction and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date of such transaction, so long as such terms are not altered, in connection with or in contemplation of such transaction, to provide for an increase in such Indebtedness);

(13) Liens existing on property or assets at the time of the acquisition thereof by KB Home or any of its Restricted Domestic Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such acquisition and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date of such acquisition, so long as such terms are not altered, in connection with or in contemplation of such acquisition, to provide for an increase in such Indebtedness);

(14) Liens on real property and improvements securing Indebtedness of KB Home or any of its Restricted Subsidiaries incurred to finance the acquisition or improvement after the Closing Date of such real property, which Liens are either existing at the time of such acquisition or at the time of completion of such improvement or created within six months after such acquisition or improvement;

(15) Liens securing Indebtedness in an aggregate amount at any time outstanding not to exceed 10% of the sum of (A) KB Home’s Consolidated Net Worth at such time plus (B) the consolidated minority interests of KB Home (determined in accordance with GAAP) at such time;

(16) Liens arising as the result of the rights of a third party to receive, or the granting, pledging or transferring to a third party of rights to receive, payments from any Restricted Foreign Subsidiary in return for payments made by or on behalf of such third party to KB Home or a Restricted Subsidiary of KB Home (or to a Person designated by KB Home or a Restricted Subsidiary of KB Home, which Person is not a Subsidiary or Affiliate of KB Home) in an approximately equal amount (after giving effect to adjustments reflecting the time value of money);

(17) Liens securing Indebtedness owed to KB Home or any Restricted Domestic Subsidiary by another Restricted Domestic Subsidiary;

(18) rights of banks arising by operation of law to set off deposits against debts owed to said banks; and

(19) any interest or title of a lessor in property subject to any Capitalized Lease Obligation (other than in property owned by KB Home or any of its Restricted Domestic Subsidiaries on the Closing Date and not, as of such date, subject to any such Capitalized Lease Obligation), which Capitalized Lease Obligation is entered into within six months of the acquisition of such property by KB Home or such Restricted Domestic Subsidiary.

      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “principal”, whenever used with reference to the Notes or any Note or any portion thereof, shall be deemed to include “and premium, if any”.

      “Qualified Capital Stock” means Capital Stock other than Disqualified Capital Stock.

      “Refinancing Indebtedness” means Indebtedness that solely refunds, refinances or extends, and is incurred within six months of the scheduled maturity date or a mandatory repurchase date or optional redemption date of, any Notes, Existing Indebtedness (excluding any Existing Indebtedness repaid with the proceeds from the sale of the Notes) or other Indebtedness incurred by KB Home or its Restricted Subsidiaries pursuant to the terms of the Indenture and the Notes, but only to the extent that:

(1) if the Indebtedness being refunded, refinanced or extended is subordinated to the Notes, the Refinancing Indebtedness is also subordinated to the Notes at least to the extent and in the manner as such Indebtedness,

(2) if the Indebtedness being refunded, refinanced or extended is subordinated to the Notes, the Refinancing Indebtedness (a) is scheduled to mature either no earlier than the Indebtedness being refunded, refinanced or extended or after the scheduled maturity date of the Notes and (b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced or extended,

(3) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended and

(4) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended except that (a) KB Home may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary and (b) any Restricted Subsidiary may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any other Restricted Subsidiary.

      “Restricted Domestic Subsidiary” means, as of any date of determination, a Restricted Subsidiary

(1) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and

(2) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with GAAP) is located in the United States of America.

      “Restricted Foreign Subsidiary” means, as of any date of determination, a Restricted Subsidiary that is not a Restricted Domestic Subsidiary.

      “Restricted Payment” means, with respect to any Person,

(1) the declaration or payment of any dividend or the making of any other payment or distribution of cash, securities or other property in respect of such Person’s Capital Stock or in respect of any warrants, options or other rights (other than convertible or exchangeable debt securities of such Person) to purchase or acquire such Person’s Capital Stock (except that a dividend payable solely in Qualified Capital Stock of KB Home shall not constitute a Restricted Payment),

(2) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person’s Capital Stock or any warrants, options or other rights (other than convertible or exchangeable debt securities of such Person) to purchase or acquire such Person’s Capital Stock, or any other payment or distribution made in respect thereof, either directly or indirectly, or

(3) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement, prior to scheduled principal payment or scheduled maturity, of Indebtedness (other than collateralized mortgage obligations issued by Subsidiaries of the Mortgage Finance Subsidiary) of KB Home or any of its Subsidiaries which is subordinated in right of payment to the Notes;

provided, however, that with respect to KB Home and its Restricted Subsidiaries, Restricted Payments shall not include:

(a) any payment described in clause (1) or (2) above made to KB Home or any of its Restricted Subsidiaries by any of KB Home’s other Restricted Subsidiaries,

(b) any exchange offer, but only to the extent KB Home exchanges solely Capital Stock of KB Home (other than Disqualified Capital Stock) for Indebtedness of KB Home or a Restricted Subsidiary in such exchange offer or

(c) any redemption, repurchase or retirement of Indebtedness (the Indebtedness being so redeemed, repurchased or retired being hereinafter called “Subject Indebtedness”) described in clause (3) above if made from the proceeds of Indebtedness which (x) is subordinated to the Notes to the same extent as the Subject Indebtedness, (y) is scheduled to mature either no earlier than the Subject Indebtedness or after the scheduled maturity date of the Notes and (z) has a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Subject Indebtedness.

      “Restricted Significant Subsidiary” means any Restricted Subsidiary which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as such Regulation S-X was in effect on June 1, 1996).

      “Restricted Subsidiary” means a Subsidiary of KB Home which is not, as of the determination date, an Unrestricted Subsidiary.

      “Subsidiary” of any Person means:

(1) any corporation of which at least a majority of the aggregate voting power of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person, and

(2) any entity other than a corporation at least a majority of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person.

      “Substitute Credit Facility” means any credit facility of KB Home which is created subsequent to the Closing Date and which replaces all or part of the Existing Credit Facilities or a Substitute Credit Facility (and which may provide for an increase in the amount of credit available thereunder), so long as KB Home is the borrower under such Substitute Credit Facility.

      “Trade Payables” means, with respect to any Person, accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services.

      “Unrestricted Subsidiary” means:

(a) the Mortgage Finance Subsidiary,

(b) any Subsidiary of the Mortgage Finance Subsidiary on the Closing Date,

(c) any other Subsidiary of KB Home which is designated as an Unrestricted Subsidiary by KB Home’s Board of Directors, as provided below, and

(d) any Subsidiary of an Unrestricted Subsidiary;

provided that, in each case referred to in clause (a), (b), (c) or (d), the creditors of such Subsidiary have no direct or indirect recourse (including, but not limited to, recourse with respect to the payment of principal of or interest on Indebtedness of such Subsidiary) to KB Home or any of its Restricted Subsidiaries.

The Board of Directors of KB Home may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no such designation shall result in any Restricted Subsidiary becoming a Subsidiary of any Unrestricted Subsidiary; and provided, further that:

(1) any such designation shall be deemed to be an incurrence by KB Home and its Restricted Subsidiaries, as of the date of such designation, of the consolidated Indebtedness (if any) of such designated Subsidiary and its Subsidiaries (if any) which are or are being designated as Restricted Subsidiaries, determined in accordance with GAAP, for purposes of the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness,” and

(2) immediately after giving effect to such designation and the deemed incurrence of any such additional Indebtedness (A) no Default or Event of Default shall have occurred and shall be continuing, (B) KB Home could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” and (C) without limitation to clause (A) above, such designated Subsidiary and its Subsidiaries (if any) which are or are being designated as Restricted Subsidiaries are in compliance with the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Restrictions on Distributions from Restricted Domestic Subsidiaries”.

Subject to the foregoing, the Board of Directors of KB Home also may designate any Restricted Subsidiary (together with its Subsidiaries (if any)) to be an Unrestricted Subsidiary; provided that:

(1) the consolidated shareholders’ equity (determined in accordance with GAAP) of such designated Subsidiary and its Subsidiaries (if any) at the time of such designation shall be deemed to be an Investment by KB Home in an Unrestricted Subsidiary at the time of such designation and shall reduce the amount of Investments which KB Home and its Restricted Domestic Subsidiaries shall be permitted to make under the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Investments in Restricted Foreign Subsidiaries, Unrestricted Subsidiaries and Equity Method Persons” and

(2) immediately after giving effect to such designation and reduction of amounts available for Investments under such covenant, (A) no Default or Event of Default shall have occurred and shall be continuing, (B) KB Home could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” and (C) KB Home could make $1.00 of additional Investments in Unrestricted Subsidiaries pursuant to the covenant described above under “Description of the Notes — Certain Covenants — Limitation on Investments in Restricted Foreign Subsidiaries, Unrestricted Subsidiaries and Equity Method Persons”.

Any designation by the Board of Directors described above shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of KB Home’s Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations supporting such certification. As of the date of this prospectus supplement, the only Unrestricted Subsidiaries are the Mortgage Finance Subsidiary and its Subsidiaries.

      “Voting Stock” means, with respect to any Person, the Capital Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing:

(1) the then outstanding principal amount of such Indebtedness or portion thereof, as the case may be, into

(2) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal of such Indebtedness or portion thereof, as the case may be, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

      “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more other Wholly Owned Subsidiaries of such Person.

Concerning the Trustee

      SunTrust Bank is one of a number of banks with which KB Home and its subsidiaries maintain ordinary banking relationships and with which KB Home and its subsidiaries maintain credit facilities, including the Existing Credit Facilities. In addition, SunTrust Bank is trustee under the indenture governing KB Home’s 7 3/4% Senior Notes.

UNDERWRITING

      KB Home intends to offer the Notes through a number of underwriters. Subject to the terms and conditions set forth in the underwriting agreement dated January 17, 2003, the underwriters named below have severally agreed to purchase, and KB Home has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below.

Principal amount
Name	of the Notes

UBS Warburg LLC	$200,000,000
Banc One Capital Markets, Inc.	25,000,000
Credit Lyonnais Securities (USA) Inc.	25,000,000

Total	$250,000,000

      The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. Under the terms of the underwriting agreement, the underwriters are committed to take and pay for all of the Notes, if any are taken.

      The underwriters have advised us that they propose to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters and/or the purchasers of the Notes for whom they may act as agent. The underwriters and any dealers that participate with the underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

      In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include syndicate covering transactions. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

      The Notes are a new issue of securities with no established trading market. KB Home does not currently intend to apply for listing of the Notes on a national securities exchange or on any automated or other quotation system, but has been advised by the underwriters that they intend to make a market in the Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given that a trading market for the Notes will develop or as to the liquidity of any trading market for the Notes which may develop. See “Risk Factors — An active trading market may not develop for the notes.”

      KB Home has agreed that for a period of 30 days from the date hereof, it will not, without the prior written consent of UBS Warburg LLC, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any debt securities, except for the Notes sold to the underwriters pursuant to the underwriting agreement; provided that this will not prevent KB Home from making borrowings under its credit facility or bank credit lines.

      We expect that delivery of the Notes will be made against payment for the Notes on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. In addition, notes that trade in the same-day funds settlement system of DTC often settle on the trade date. Assuming that trades in the Notes settle on the trade date, purchasers who wish to trade Notes on the date of pricing or the next succeeding four business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding four business days should consult their own advisors.

      KB Home estimates that its share of total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

      From time to time in the ordinary course of their respective businesses, the underwriters named above and/or their respective affiliates have engaged in, and may in the future engage in, commercial and/or investment banking transactions with us and our affiliates. In particular, affiliates of each of the underwriters named above are lenders under credit facilities maintained by KB Home and/or its subsidiaries.

      KB Home has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the offering will be passed upon by Kimberly N. King, Corporate Secretary and Vice President, Corporate Legal Affairs, of KB Home. The validity of the Notes will be passed upon for KB Home by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin Brown & Wood LLP, San Francisco, California, will act as counsel for the underwriters. Sidley Austin Brown & Wood LLP represents KB Home in connection with certain other legal matters.

EXPERTS

      The consolidated financial statements of KB Home at November 30, 2001 and 2000 and for each of the three years in the period ended November 30, 2001 incorporated by reference in KB Home’s Annual Report on Form 10-K for the year ended November 30, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon dated December 20, 2001 included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

      You are cautioned that certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by KB Home, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about KB Home, economic and market factors and the homebuilding industry, among other things. These statements are not guaranties of the future performance, and KB Home has no specific intention to update these statements.

      Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements made by KB Home or its officials due to a number of factors. The principal important risk factors that could cause KB Home’s performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, the impact of the September 11 and other terrorist activities and the U.S. response, recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates insofar as they affect KB Home’s operations in France, environmental factors, government regulations affecting KB Home’s operations, the availability and cost of land in desirable areas, unanticipated violations KB Home policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See “Risk Factors” in this prospectus supplement and the information in KB Home’s Annual Report on Form 10-K for the year ended November 30, 2001 and KB Home’s Quarterly Reports on Form 10-Q for the quarters ended February 28, 2002, May 31, 2002 and August 31, 2002 for a further discussion of these and other risks and uncertainties applicable to KB Home’s business.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms:

Public Reference Room	Northeast Regional Office	Midwest Regional Office
450 Fifth Street, N.W.	233 Broadway	Citicorp Center
Room 1024	New York, New York 10007	500 West Madison Street
Washington, D.C. 20549		Suite 1400
Chicago, Illinois 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until we sell all the notes, other than portions of these documents that are either (a) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (b) furnished under Item 9 of a Current Report on Form 8-K, except that we specifically incorporate by reference in this prospectus supplement the information set forth in Item 9 of our Form 8-K dated December 13, 2002. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(1) Our Annual Report on Form 10-K for the year ended November 30, 2001; and

(2) Our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2002, May 31, 2002 and August 31, 2002; and

(3) Our Current Reports on Form 8-K dated November 30, 2001, December 13, 2001, January 23, 2002, December 13, 2002 and January 16, 2003.

      Any information contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus supplement.

      We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at our principal executive offices at the following address: KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024, Attention: Investor Relations. Our telephone number is (310) 231-4000.

PROSPECTUS

$750,000,000

Debt Securities

Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units
Depositary Shares

*	KB Home will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest.

*	The common stock of KB Home is listed on the New York Stock Exchange under the symbol “KBH.” Any common stock issued pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange.

*	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2002.

      We have not authorized anyone to provide you with any information other than the information incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document.

FORWARD-LOOKING STATEMENTS

      You are cautioned that certain statements contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects of KB Home and future KB Home actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to:

•	the continued impact of the September 11 and other terrorist activities and the U.S. response to these activities,

•	recessionary trends and other adverse changes in general economic conditions,

•	material prices,

•	labor costs,

•	interest rates,

•	uncertainties associated with California’s electricity supply problems,

•	the secondary market for loans,

•	consumer confidence,

•	competition,

•	currency exchange rates (insofar as they affect KB Home’s operations in France),

•	environmental factors,

•	government regulations affecting KB Home’s operations,

•	the availability and cost of land in desirable areas,

•	unanticipated violations of KB Home policy,

•	unanticipated legal proceedings, and

•	conditions in the capital, credit and homebuilding markets.

      See KB Home’s Annual Report on Form 10-K for the year ended November 30, 2000, KB Home’s Quarterly Reports on Form 10-Q for the quarters ended February 28, 2001, May 31, 2001 and August 31, 2001, KB Home’s Current Report on Form 8-K dated January 23, 2002 and KB Home’s other filings with the Securities and Exchange Commission, or SEC, for a further discussion of these and other risks and uncertainties applicable to KB Home’s business.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being sold in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described immediately below under the heading “Where You Can Find More Information”.

      Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms:

Public Reference Room 450 Fifth Street, N.W Room 1024 Washington, D.C. 20549	Northeast Regional Office 233 Broadway New York, New York 10007	Midwest Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock is listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or

15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities covered by this prospectus, other than portions of these documents that are either (a) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (b) furnished under Item 9 of a Current Report on Form 8-K. As a result, the Current Report on Form 8-K we filed on January 18, 2001 is not incorporated by reference in this prospectus. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

      (1) Our Annual Report on Form 10-K for the year ended November 30, 2000; and

      (2) Our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2001, May 31, 2001 and August 31, 2001; and

      (3) Our Current Reports on Form 8-K dated February 2, 2001, February 7, 2001, November 30, 2001, December 13, 2001 and January 23, 2002.

      Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

      We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at our principal executive offices at the following address: KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024, Attention: Investor Relations. Our telephone number is (310) 231-4000.

DESCRIPTION OF KB HOME

      KB Home is one of the largest builders of single-family homes in the United States based on the number of homes delivered. We have domestic operations in six western states and Florida and, through a majority-owned subsidiary, international operations in France. Founded in 1957, KB Home builds innovatively designed homes which cater primarily to first-time and first move-up homebuyers, generally in medium-sized developments close to major metropolitan areas. Kaufman & Broad S.A., KB Home’s majority-owned subsidiary, is one the largest homebuilders in France based on the number of homes delivered. KB Home provides mortgage banking services to domestic homebuyers through its wholly owned subsidiary, Kaufman and Broad Mortgage Company.

USE OF PROCEEDS

      Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the development of new residential properties and commercial projects, the repayment of debt and possible land or corporate acquisitions. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth KB Home’s ratio of earnings to fixed charges and KB Home’s ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

Nine Months
	Ended August 31,		Years Ended November 30,

	2001	2000	2000	1999	1998	1997	1996

(Unaudited)
Ratio of earnings to fixed charges	2.66x	2.69x	3.00x	2.92x	2.94x	2.44x	—
Ratio of earnings to combined fixed charges and preferred stock dividends	2.66x	2.69x	3.00x	2.92x	2.94x	2.44x	—

      We compute earnings by adding fixed charges (except capitalized interest and the effect of preferred stock dividends) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures). We compute fixed charges by adding interest expense and capitalized interest and the portion of rental expense we consider to be interest. Beginning July 7, 1998, our fixed charges have also included distributions on mandatorily redeemable preferred securities. On August 16, 2001, all of the mandatorily redeemable preferred securities were retired. Before April 1, 1996, our fixed charges included the effect of preferred stock dividends on our Series B Mandatory Conversion Premium Dividend Preferred Stock. On April 1, 1996, all shares of our Series B Mandatory Conversion Premium Dividend Preferred Stock were mandatorily converted to shares of common stock.

      In computing the ratios appearing above, we exclude from our interest expense interest incurred by our wholly owned limited purpose financing subsidiaries on their outstanding collateralized mortgage obligations. If we included interest on those collateralized mortgage obligations,

•	earnings for the year ended November 30, 1996 would have been inadequate to cover fixed charges by $97.8 million, while the ratio of earnings to fixed charges for the nine months ended August 31, 2001 and 2000 and the years ended November 30, 2000, 1999, 1998 and 1997 would have been 2.64x, 2.65x, 2.96x, 2.84x, 2.78x and 2.29x, respectively, and

•	earnings for the year ended November 30, 1996 would have been inadequate to cover combined fixed charges and preferred stock dividends by $105.5 million, while the ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended August 31, 2001 and 2000 and the years ended November 30, 2000, 1999, 1998 and 1997 would have been 2.64x, 2.65x, 2.96x, 2.84x, 2.78x and 2.29x, respectively.

      Our earnings for the year ended November 30, 1996 were inadequate to cover fixed charges by $97.8 million due to a $170.8 million pretax noncash charge for impairment of long-lived assets we recorded in the second quarter of fiscal 1996. For the same reason, our earnings for the year ended November 30, 1996 were inadequate to cover combined fixed charges and preferred stock dividends by $105.5 million.

      As noted in the preceding paragraph, the amount of earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1996 reflects a $170.8 million pretax noncash charge for impairment of long-lived assets we recorded in the second quarter of fiscal 1996. If we excluded the noncash charge for impairment of long-lived assets, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1996 would have been 1.96x and 1.78x, respectively. If we excluded the noncash charge for impairment of long-lived assets but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.87x and 1.71x, respectively, for the year ended November 30, 1996.

      The amount of earnings we used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended November 30, 1999 reflects an $18.2 million pretax secondary market trading loss we recorded in the third quarter of fiscal 1999. If we excluded the secondary market trading loss, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 3.08x for the year ended November 30, 1999. If we excluded the secondary market trading loss but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends each would have been 2.99x for the year ended November 30, 1999.

      The amount of earnings used in the calculation of the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended August 31, 2000 and the year ended November 30, 2000 includes a $39.6 million gain on the issuance in France of common stock by Kaufman & Broad S.A., a majority owned subsidiary, recorded in the first quarter of fiscal 2000. We sometimes refer to this stock issuance as the “French IPO”. If the French IPO gain were excluded, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.29x for the nine months ended August 31, 2000 and 2.71x for the year ended November 30, 2000. If we excluded the French IPO gain but included interest on the collateralized mortgage obligations of our limited purpose financing subsidiaries, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 2.27x for the nine months ended August 31, 2000 and 2.68x for the year ended November 30, 2000.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be either our senior, senior subordinated or subordinated debt securities. The senior debt securities will be issued under a senior indenture dated as of October 14, 1997 between us and SunTrust Bank, Atlanta, as trustee. The senior subordinated debt securities will be issued under a senior subordinated indenture dated as of November 19, 1996 between us and SunTrust Bank, Atlanta, as trustee. The subordinated debt securities will be issued under a subordinated indenture with the trustee named in the prospectus supplement relating to an issue of our subordinated debt securities. Throughout this section, we will refer either to the indentures, which includes the senior indenture, the senior subordinated indenture and the subordinated indenture, or individually to each separate indenture where appropriate.

      The following summary of some of the terms of our debt securities and the indentures sets forth certain general terms that might apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. To the extent that any particular terms of the debt securities or an indenture described in a prospectus supplement differ from any of the terms described below, then the applicable terms described below will be deemed to have been superseded by that prospectus supplement.

      Copies of the forms of indentures and the forms of certificates evidencing the debt securities have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which are or will be incorporated by reference in this prospectus. You may obtain copies of these documents as described above under “Where You Can Find More Information,” and we urge you to read these documents before you invest in the debt securities. The following is a summary of selected provisions of the indentures and the debt securities. This summary is not complete and is subject to and qualified in its entirety by reference to all of the provisions of the indentures and the certificates evidencing the debt securities, which are incorporated by reference in this prospectus. Some capitalized terms used in the following summary and not defined have the meanings given to those terms in the applicable indentures. Section references below are to the sections in the applicable indentures.

      In this section, references to “KB Home”, “we”, “our” and “us” mean KB Home excluding, unless the context otherwise requires or we otherwise expressly state, our subsidiaries.

General

      None of the indentures limits the amounts of debt securities we may issue under that indenture.

      The debt securities will be our unsecured senior, unsecured senior subordinated or unsecured subordinated obligations. We are a holding company and conduct our operations through consolidated and unconsolidated subsidiaries. All of our operating assets are owned by our subsidiaries, effectively subordinating the debt securities to all existing and future liabilities (including trade payables) of our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any third party liens on the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by us. In addition, dividends, loans and advances from subsidiaries to us may be subject to contractual, statutory or regulatory restrictions, depend upon the results of operations of our subsidiaries and are subject to various business considerations.

      The indentures provide that debt securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or foreign currencies or units based on or relating to foreign currencies. Special United States federal income tax considerations applicable to any debt securities so denominated will be described in the relevant prospectus supplement.

      The prospectus supplement for each series of offered debt securities will specify the following terms of the debt securities, if applicable:

•	the title of the debt securities of the applicable series and whether those debt securities will be senior, senior subordinated or subordinated;

•	the aggregate principal amount of the debt securities of that series;

•	the purchase price and denomination of the debt securities of that series;

•	the date or dates on which the principal of the debt securities of that series will be payable;

•	the interest rate or rates, if any, which the debt securities of that series will bear, or the method by which such rate will be determined;

•	the date from which interest, if any, will accrue, the interest payment dates and the regular record dates for the debt securities of that series;

•	any optional or mandatory redemption or repayment provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

•	the terms, if any, on which the debt securities of that series may be converted into or exchanged for stock or other securities of KB Home or other entities;

•	whether the debt securities of that series will be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any special U.S. federal income tax considerations applicable to the debt securities of that series, including provisions for original issue discount securities, if offered; and

•	any other specific terms of the debt securities of that series.

      Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue these securities, the applicable prospectus supplement will describe any special U.S. federal income tax considerations relevant to these securities.

Exchange, Registration and Transfer

      Registered debt securities may be transferred and debt securities in registered or bearer form may be exchanged at the office or agency which we maintain for these purposes. No service charge will be payable upon the transfer or exchange, but we may require payment of an amount sufficient to cover any applicable tax or governmental charge. Debt securities in bearer form and related coupons, if any, will be transferable upon delivery.

      In the case of debt securities of any series that are redeemable at our option, we will not be required to exchange or register a transfer of:

•	any debt securities of that series for a period 15 days before the first mailing of a notice of redemption of the debt securities of that series, or

•	any debt securities of that series selected for redemption except, in the case of debt securities to be redeemed in part, the portion not to be redeemed.

(Section 2.8 of the indentures)

Payment and Paying Agent

      We will pay principal of and premium, if any, and interest, if any, on registered debt securities in the designated currency or currency unit at the office or agency maintained by us for that purpose. Payment of interest on registered debt securities may be made, at our option, by wire transfer or by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Interest payable on coupons pertaining to debt securities in bearer form will be paid only upon presentation and surrender of those coupons. (Sections 3.1 and 3.2 of the indentures)

      If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the trustee or paying agent will release any unclaimed amounts to us and the holder of that debt security or coupon, as the case may be, unless otherwise required by law, shall look only to us for any payment they may be entitled to collect. (Section 10.4 of the indentures)

Global Securities

      The debt securities of any series may be issued in book-entry form and represented by one or more global debt securities. Unless we specify otherwise in a prospectus supplement, the depositary for the global debt securities will be The Depository Trust Company, New York, New York. We sometimes refer to The Depository Trust Company as “DTC.” The global debt securities will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Unless and until it is exchanged for individual certificates evidencing debt securities under the limited circumstances described below or under any additional circumstances that may be described in the applicable prospectus supplement, a global debt security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee of the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

      DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, which may include underwriters, agents or dealers participating in the distribution of the debt securities, commercial banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for those debt securities on DTC’s records. The ownership interest of the actual purchaser of a debt security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in global certificates are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global debt securities except under the limited circumstances described below or in such other circumstances as may be described in the applicable prospectus supplement.

      To facilitate subsequent transfers, all global debt securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

      Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will determine the amount of the interest of each direct participant in the debt securities of that series to be redeemed in accordance with DTC’s procedures.

      In any case where a vote may be required with respect to any debt securities, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts those debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

      Principal and any premium and interest payments on debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and any premium and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

      In the event the holders of any debt securities have the right, at their option, to require KB Home to repurchase those debt securities, a beneficial owner must give notice of its election to have its debt securities repurchased by KB Home through the applicable direct or indirect participant and will effect delivery of those debt securities by causing that direct or indirect participant to transfer the beneficial owner’s interest in those debt securities on DTC’s records. The requirement for physical delivery of debt securities in connection with a demand for repurchase under these circumstances will be deemed satisfied when the ownership rights in the applicable debt securities are transferred by direct participants on DTC’s records.

      Except under the limited circumstances described below or under any additional circumstances that may be described in a prospectus supplement, purchasers of book-entry debt securities in any offering will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its direct and indirect participants to exercise any rights under the debt securities and the applicable indenture.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in debt securities.

      DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor any trustee will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

      As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•	the depositary for the debt securities of any series notifies us that it is unwilling or unable to continue as a depositary for those debt securities, or if the depositary for those debt securities ceases to be a clearing agency registered under the Securities Exchange Act or any other applicable statute or regulation, and a successor depositary registered under the Securities Exchange Act and any other applicable statute or regulation is not appointed by us within 90 days of the notification to us or of our becoming aware of the depositary’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of that series represented by one or more global certificates, or

•	an Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series,

we will prepare and deliver certificates in definitive form for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary instructs the trustee. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Senior Debt

      Our senior debt securities will be unsecured and will rank equally in right of payment with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt

      Our senior subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the senior subordinated indenture, to all of our existing and future “senior indebtedness,” including the senior debt securities. The senior subordinated indenture defines “senior indebtedness” to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt, as defined below, incurred, assumed or guaranteed by KB Home whether outstanding on the date of the senior subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute senior indebtedness:

•	any Debt as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of KB Home not expressly subordinated to such Debt;

•	any Debt which by its terms refers explicitly to the senior subordinated debt securities and states that such Debt shall not be senior in right of payment to the senior subordinated debt securities;

•	any Debt of KB Home in respect of the senior subordinated debt securities;

•	any Debt of KB Home to any direct or indirect subsidiary of KB Home;

•	any Debt of KB Home to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in KB Home’s consolidated financial statements; and

•	any Debt of KB Home which by its terms ranks pari passu with or subordinate to the senior subordinated debt securities.

(Senior subordinated indenture; Section 13.1).

      As defined in the senior subordinated indenture, “Debt” means, with respect to any person at any date, without duplication:

•	all obligations of such person for borrowed money,

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

•	all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto),

•	all obligations of such person to pay the deferred purchase price of property or services, except “trade payables,” which are defined to include accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by such person in the ordinary course of business in connection with the obtaining of materials or services,

•	all obligations of such person as lessee under “capital leases,” which are defined to include any lease of property the liability under which, in accordance with generally accepted accounting principles, is required to be capitalized on such person’s balance sheet or for which the amount of the liability thereunder is required to be disclosed in a note to such balance sheet,

•	all Debt of others for the payment of which such person is responsible or liable as obligor or guarantor, and

•	all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person.

(Senior subordinated indenture; Section 1.1).

      The senior subordinated indenture provides that KB Home may not issue any Debt which is subordinated by the terms of the instrument creating that Debt in right of payment to any of other Debt of KB Home and which is not expressly by the terms of the instrument creating that Debt made pari passu with, or subordinate and junior in right of payment to, the senior subordinated debt securities. (Senior subordinated indenture; Section 3.7)

      The senior subordinated indenture provides that, upon any distribution of our assets in the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or

•	any liquidation, dissolution or other winding up of us, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities,

then and in that event:

•	holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for that payment in cash, before holders of senior subordinated debt securities are entitled to receive any payment on account of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the senior subordinated debt securities; and

•	any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of senior subordinated debt securities would be entitled but for the subordination provisions in the senior subordinated indenture will, subject to limited exceptions, be paid directly to the holders of senior indebtedness or their representatives to the extent necessary to pay in full all senior indebtedness.

      In the event that, notwithstanding the provisions described in the preceding paragraph, the trustee under the senior subordinated indenture or the holder of any senior subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all senior indebtedness is paid in full or payment of all senior indebtedness provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of the senior indebtedness or their representative to the extent necessary to pay all senior indebtedness in full.

      Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “Merger, Consolidation, Sale, Lease or Conveyance” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of KB Home for the purposes of the subordination provisions described above if the successor or transferee corporation shall, as a part of that transaction, comply with the conditions described under “Merger, Consolidation, Sale, Lease or Conveyance”.

      As a result of these subordination provisions, our creditors who hold neither our senior subordinated debt securities nor our senior indebtedness may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of our senior subordinated debt securities.

      If payment of our senior subordinated debt securities is accelerated because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not pay or acquire the senior subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the senior subordinated debt securities only if we are permitted to do so under the subordination provisions of our senior subordinated indenture. (Senior subordinated indenture; Section 13.3)

      We may not make any payment of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the senior subordinated debt securities and we may not acquire any senior subordinated debt securities for cash or property if:

•	a default on senior indebtedness occurs and is continuing that permits holders of that senior indebtedness to accelerate its maturity, and

•	unless that default relates to a failure by us to make any payment in respect of that senior indebtedness when due or within any applicable grace period (a “Payment Default”), that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of senior indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the senior subordinated debt securities and may acquire senior subordinated debt securities if and when:

•	(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the senior indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable senior indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the senior subordinated indenture otherwise permit the payment or acquisition of senior subordinated debt securities at that time.

      In the event that, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for or the holders of senior subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the senior indebtedness or their representatives. (Senior subordinated indenture; Section 13.4)

      If this prospectus is being delivered in connection with a series of senior subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of senior indebtedness outstanding as of a recent date.

Subordinated Debt

      Our subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner provided in the subordinated indenture, to all of our existing and future “senior indebtedness,” including the senior debt securities and the senior subordinated debt securities. The subordinated indenture defines “senior indebtedness” to mean the principal of (and premium, if any) and unpaid interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to Title 11 of the United States Code, or any similar Federal or state law for the relief of debtors, whether or not the payment of such interest is permitted by law) or accrued original issue discount on and other amounts due on or in connection with any Debt, as defined below, incurred, assumed or guaranteed by KB Home whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Debt; provided, however, that the following will not constitute senior indebtedness:

•	any Debt as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt is subordinate in right of payment to all other Debt of KB Home not expressly subordinated to such Debt;

•	any Debt which by its terms refers explicitly to the subordinated debt securities and states that such Debt shall not be senior in right of payment to the subordinated debt securities;

•	any Debt of KB Home in respect of the subordinated debt securities;

•	any Debt of KB Home to any direct or indirect subsidiary of KB Home;

•	any Debt of KB Home to any joint venture or partnership, which joint venture or partnership is required, under generally accepted accounting principles, to be consolidated in KB Home’s consolidated financial statements; and

•	any Debt of KB Home which by its terms ranks pari passu with or subordinate to the subordinated debt securities.

(Subordinated indenture; Section 13.1).

      The term “Debt,” as defined in the subordinated indenture, has the same meaning as that term is defined in the senior subordinated indenture and as discussed above under “— Senior Subordinated Debt.”

      The subordinated indenture provides that, upon any distribution of our assets in the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection with that case or proceeding, relative to us or our creditors, as such, or to our assets, or

•	any liquidation, dissolution or other winding up of us, whether voluntary or involuntary, or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities,

then and in that event:

•	holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for that payment in cash, before holders of subordinated debt securities are entitled to receive any payment on account of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the subordinated debt securities; and

•	any payment or distribution of our assets, of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which holders of subordinated debt securities would be entitled but for the subordination provisions in the subordinated indenture will, subject to limited exceptions, be paid directly to the holders of senior indebtedness or their representatives to the extent necessary to pay in full all senior indebtedness.

      In the event that, notwithstanding the provisions described in the preceding paragraph, the trustee under the subordinated indenture or the holder of any subordinated debt securities receives any payment or distribution of our assets, subject to limited exceptions, before all senior indebtedness is paid in full or payment of all senior indebtedness is provided for, that payment or distribution will be held in trust for the benefit of and paid over or delivered to the holders of the senior indebtedness or their representative to the extent necessary to pay all senior indebtedness in full.

      Our consolidation with or our merger into another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “Merger, Consolidation, Sale, Lease or Conveyance” will not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of KB Home for the purposes of the subordination provisions described above if the successor or transferee corporation shall, as a part of that transaction, comply with the conditions described under “Merger, Consolidation, Sale, Lease or Conveyance”.

      As a result of these subordination provisions, our creditors who hold neither our subordinated debt securities nor our senior indebtedness may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of our subordinated debt securities.

      If payment of our subordinated debt securities is accelerated because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not pay or acquire the subordinated debt securities until 135 days have passed after that acceleration occurs and may thereafter pay or acquire the subordinated debt securities only if we are permitted to do so under the subordination provisions of our subordinated indenture. (Subordinated indenture; Section 13.3)

      We may not make any payment of the principal of or premium, if any, or interest, if any, on or any other amount owing in respect of the subordinated debt securities and we may not acquire any subordinated debt securities for cash or property if:

•	a default on senior indebtedness occurs and is continuing that permits holders of that senior indebtedness to accelerate its maturity, and

•	unless that default relates to a failure by us to make any payment in respect of that senior indebtedness when due or within any applicable grace period (a “Payment Default”), that default is either the subject of judicial proceedings or we receive notice of the default. If we receive notice of the default, then a similar notice received within nine months after the original notice relating to the same default on the same issue of senior indebtedness will not be effective for purposes of the provisions described in this paragraph.

We may resume making payments on the subordinated debt securities and may acquire subordinated debt securities if and when:

•	(1) 135 days pass after, in the case of a Payment Default, the later of the date that payment was due and the expiration of any applicable grace period for that payment or, in the case of any other such default, the date the related judicial proceedings commence or that notice of the default is given to us, as the case may be, and (2) the senior indebtedness in respect of which the default exists has not been declared due and payable in its entirety within that 135 day period or, if declared due and payable, that declaration has been rescinded, waived or annulled; or

•	the default with respect to the applicable senior indebtedness is cured or waived,

and, in any case described above, the subordination provisions of the subordinated indenture otherwise permit the payment or acquisition of subordinated debt securities at that time.

      In the event that, notwithstanding the provisions described in the two immediately preceding paragraphs, we make any payment to the trustee for or the holders of subordinated debt securities that is prohibited by those provisions, then that payment will be held in trust for the benefit of and be paid over or delivered to the holders of the senior indebtedness or their representatives. (Subordinated indenture; Section 13.4)

      If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will indicate the approximate amount of senior indebtedness outstanding as of a recent date.

Merger, Consolidation, Sale, Lease or Conveyance

      Under each indenture, we may not merge or consolidate with or into any other person or sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we are the continuing corporation; or

•	the successor corporation or the person that acquires by sale, lease or conveyance all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the debt securities issued under that indenture and the due and punctual performance of all of our covenants in that indenture and those debt securities.

In either case, immediately afterwards we or our successor, as the case may be, must not be in default in the performance of any covenant in the applicable indenture or the debt securities issued under that indenture. (Indentures; Section 9.1)

      In the event of any sale or conveyance, other than a lease, described in the preceding paragraph, the predecessor corporation will be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture and may be liquidated or dissolved.

Events of Default

      Each indenture defines an “event of default” in connection with any series of debt securities issued under that indenture as one or more of the following events which has occurred and is continuing:

(a) we fail to pay any installment of interest on any of the debt securities of that series for 30 days after it is due;

(b) we fail to pay all or any part of the principal of any of the debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

(c) we fail to pay any sinking fund installment when the same becomes due by the terms of the debt securities of that series;

(d) we fail to observe or perform any of our other covenants or agreements in the debt securities of that series or that indenture, other than a covenant which has expressly been included in that indenture solely for the benefit of one or more other series of debt securities, and that failure continues for 60 days after we receive written notice from the trustee under that indenture or from the holders of at least 25% in aggregate principal amount of the debt securities of all series outstanding under that indenture affected by that failure;

(e) we or a court take certain actions relating to our bankruptcy, insolvency or reorganization; or

(f) any other event of default provided in a supplemental indenture, board resolution or officers’ certificate establishing the terms of that series of debt securities or in the form of the debt securities of that series.

(Indentures; Section 5.1)

      Except as may otherwise be provided in a prospectus supplement with respect to any series of debt securities, if an event of default described in clause (a), (b), (c), (d) or (f) above (if the event of default under clause (d) or (f), as the case may be, is with respect to less than all series of debt securities outstanding under the applicable indenture) occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series (such series voting as a separate class) may declare the entire principal of and accrued interest, if any, on all debt securities of such series to be due and payable immediately. Except as may otherwise be provided in a prospectus supplement with respect to any series of debt securities, if an event of default described in clause (d) or (f) above (if the event of default under clause (d) or (f), as the case may be, is with respect to all series of debt securities outstanding under the applicable indenture) or clause (e) above occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of all debt securities outstanding under the applicable indenture (treated as one class) may declare the entire principal of and accrued interest, if any, on all debt securities outstanding under that indenture to be due and payable immediately. (Indentures; Section 5.1)

      Each indenture provides that if, at any time after the principal of the debt securities of any series outstanding under that indenture (or of all the debt securities outstanding under that indenture, as the case may be) has been declared due and payable and before any judgment or decree for the payment of monies due has been obtained or entered,

•	we pay or deposit with the applicable trustee a sum sufficient to pay all matured installments of interest, if any, on all the debt securities of such series (or on all such debt securities, as the case may be) and the principal of all debt securities of such series (or of all such debt securities, as the case may be) which have become due otherwise than by acceleration and an amount sufficient to pay other expenses specified in the indenture, and

•	all events of default under that indenture with respect to the debt securities of such series (or with respect to all such debt securities, as the case may be), other than nonpayment of principal of debt securities which has become due by acceleration, have been cured, waived or remedied, the holders of a majority in aggregate principal amount of all debt securities of such series, each series voting as a separate class (or of all such debt securities, as the case may be, voting as a single class) then outstanding may waive all defaults with respect to such series (or with respect to all such debt securities, as the case may be) and rescind and annul that declaration and its consequences. (Indentures; Section 5.1)

      Each indenture provides that, prior to the declaration of the acceleration of the debt securities of any series outstanding under that indenture,

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a separate class) may waive any past default or event of default described in clause (d) or (f) of the first paragraph under this caption “Events of Default” that relates to such series of debt securities but to less than all series of debt securities then outstanding under that indenture, and

•	the holders of not less than a majority in aggregate principal amount of all of the debt securities then outstanding under that indenture (voting as a single class) may waive any past default or Event of Default described in clause (d) or (f) of the first paragraph under this caption “Events of Default” that relates to all series of debt securities then outstanding under that indenture or described in clause (e) of the first paragraph under this caption “Event of Default”, in such case except a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each debt security affected. (Indentures; Section 5.10)

      Subject to the provisions of each indenture requiring the applicable trustee, during the continuance of an event of default under that indenture, to act with the requisite standard of care, no trustee is under any obligation to exercise any of the powers vested in it by the applicable indenture at the request or direction of the holders of the debt securities (including the enforcement of any lien) unless those holders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the trustee. (Indentures; Section 6.2) If any requested security or indemnity is provided, the holders of a majority in principal amount of:

•	the debt securities of all series affected issued under the applicable indenture, with all of those series voting as a single class; or

•	if provided with respect to the debt securities of any series issued under that indenture, the debt securities of any series affected, with each of those series voting as a separate class,

will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the applicable indenture. (Indentures; Section 5.9)

      No holder of debt securities of any series issued under any indenture may institute any action against us under that indenture unless:

•	the holder previously gave the trustee written notice that a default has occurred and is continuing;

•	the holders of not less than 25% in principal amount of the debt securities of that series have made a written request to the trustee to institute the action and offered the trustee reasonable indemnity; and

•	the trustee has not instituted the action within 60 days of the notice, request and offer of indemnity and has not received any direction inconsistent with the written request from the holders of a majority in principal amount of the debt securities of each affected series.

(Indentures; Sections 5.6 and 5.9)

      Notwithstanding any other provisions in any indenture, the right of any holder of debt securities to receive payment of the principal of and premium, if any, and interest, if any, on those debt securities on or after the respective due dates and to institute suit for the enforcement of those payments on or after those dates may not be impaired or affected without the consent of that holder. (Indentures; Section 5.7)

      Each indenture requires the trustee, within 90 days after the occurrence of a default with respect to the debt securities of any series outstanding under that indenture, to give notice of all uncured defaults with respect to that series known to the trustee to all holders of debt securities of that series. However, except in the case of a default in the payment of principal of or premium, if any, or interest, if any on any debt securities of that series or in the payment of any sinking fund installment on that series, the trustee may withhold that notice if its board of directors, its executive committee or a trust committee of directors, trustees or specified officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities of that series. As used in this paragraph, the term “default” means any event or condition which is, or with notice or lapse of time or both would be, an event of default. (Indentures; Section 5.11)

      Each indenture requires us each year to deliver to the trustee a certificate as to our compliance with our covenants and conditions under the indenture. (Indentures; Section 3.5)

Defeasance and Discharge

      We can discharge or defease our obligations under each indenture as described below. (Indentures; Section 10)

      We can discharge our obligations under any indenture with respect to the debt securities of any series (other than some limited obligations) if:

•	we have, subject to exceptions, paid the principal of and premium, if any, and interest, if any, on the debt securities of that series as and when the same became due and payable, or

•	we have, subject to exceptions, delivered to the trustee for cancellation all debt securities of that series, or

•	all debt securities of that series not delivered to the applicable trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we deposit with the trustee cash and/or, in the case of the senior subordinated indenture and the subordinated indenture, direct obligations of the United States of America, backed by its full faith and credit, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient to pay the principal of and premium, if any, and interest, if any, on and any mandatory sinking fund payments with respect to the debt securities of that series when due.

      Each indenture also provides that we will be deemed to have paid and discharged the entire indebtedness on all debt securities of any series on the 91st day after the deposit referred to in the first bullet point below, at which time the provisions of that indenture with respect to the debt securities of that series (other than some limited obligations) will no longer be in effect. We refer to this as “defeasance”. Each indenture also permits us to be released from our obligations under the covenant described above under “Merger, Consolidation, Sale, Lease or Conveyance” with respect to the debt securities of any series and any other covenants identified in the applicable prospectus supplement that are applicable to that series and omit to comply with those covenants without creating an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance”. In order to effect defeasance or covenant defeasance, we must:

•	deposit with the trustee cash and/or direct obligations of the United States of America, backed by its full faith and credit, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient to pay the principal of and premium, if any, and interest, if any, on and any mandatory sinking fund payments with respect to the debt securities of that series when due;

•	deliver to the applicable trustee an opinion of counsel that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of our action and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we had not taken that action;

•	if the action is taken under the senior subordinated indenture or subordinated indenture, no event or condition exists that, pursuant to the subordination provisions in that indenture, prevents us from making payments on the debt securities of that series on the date we make the deposit or at any time during the period ending on the 91st day after the deposit date; and

•	satisfy other specified conditions.

      If we exercise our rights to discharge our obligations under an indenture with respect to any series of debt securities as described in the second preceding paragraph or to defease any series of debt securities as described in the immediately preceding paragraph, then the holders of the debt securities of that series will not be entitled to accelerate those debt securities upon an occurrence of an event of default. If we effect covenant defeasance with respect to the debt securities of any series as described in the immediately preceding paragraph and those debt securities are declared due and payable because of the occurrence of an event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount of monies and/or U.S. government obligations deposited with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of any acceleration resulting from that event of default. However, we will remain liable to make payment of those amounts due upon acceleration.

Modification of the Indentures

      Together with the trustee, we may enter into supplemental indentures for any of the following purposes without the consent of the holders of debt securities:

•	to secure any debt securities;

•	to evidence the assumption by a successor corporation of our obligations;

•	to add covenants for the protection of the holders of debt securities or events of default;

•	to cure any ambiguity or correct any defect or inconsistency or make other changes or provisions as we deem necessary or desirable, provided that no such action adversely affects the interests of the holders of the debt securities under the applicable indenture;

•	to establish the forms or terms of debt securities of any series;

•	to evidence the acceptance of appointment by a successor trustee; or

•	to change or eliminate any other provisions of the relevant indenture so long as the change or elimination does not apply to any then existing series of debt securities which is entitled to the benefits of that provision or modify the rights of the holder of any such debt security with respect to the provision.

(Indentures; Section 8.1)

      Each indenture also permits us, with the consent of the trustee and the holders of at least a majority in principal amount of the outstanding debt securities of all series affected, voting as one class, to enter into supplemental indentures in order to add any provisions to or to change or eliminate any provisions of the indenture or to modify the rights of the holders of debt securities of each such series, except for the following changes, eliminations and modifications, each of which requires the consent of the holders of each debt security so affected:

•	extend the final maturity of any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate of interest or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption or repurchase of any debt security;

•	make the principal of or interest on any debt security (including any amount in respect of original issue discount) payable in any coin or currency other than that provided in the debt securities;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	modify the percentage of holders required to waive any default or rescind and annul any acceleration;

•	impair the right of any holder to institute suit for any payment on any debt security when due; or

•	reduce the percentage of debt securities of any series needed for consent to any such supplemental indenture.

(Indentures; Section 8.2)

      In addition, we may not amend our senior subordinated and subordinated indentures to alter the subordination of any outstanding debt securities issued under those indentures without first obtaining the written consent of each holder of senior indebtedness then outstanding that would be adversely affected by the amendment. (Senior Subordinated Indenture and Subordinated Indenture; Section 8.6)

Applicable Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Indentures; Section 11.8)

DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue (i) 100,000,000 shares of common stock, of which 52,046,464 shares were outstanding as of January 22, 2002 (of which 8,136,371 shares were held by our Grantor Stock Ownership Trust), (ii) 25,000,000 shares of special common stock, none of which is outstanding, and (iii) 10,000,000 shares of preferred stock, none of which is outstanding. However, we have reserved 1,600,000 shares of our Series A Participating Cumulative Preferred Stock, which we sometimes refer to as the “rights preferred stock”, for issuance under our shareholder rights plan as described below. At January 22, 2002, our common stock was held by 1,215 holders of record.

      The following summarizes certain provisions of our certificate of incorporation and shareholder rights plan. These summaries are not complete and are subject to, and are qualified in their entirety by reference to, our certificate of incorporation and shareholder rights plan. We have filed copies of these documents with the SEC and have incorporated them by reference as exhibits to the registration statement of which this prospectus is a part. You should read these documents, which may be obtained as described above under “Where You Can Find More Information”.

Common Stock and Special Common Stock

      Voting. Our common stock and special common stock generally have identical rights, except holders of common stock are entitled to one vote per share while holders of our special common stock are entitled to one-tenth of a vote per share on all matters to be voted on by stockholders and except that the holders of our special common stock have the conversion rights described below. Holders of common stock and special common stock are not entitled to cumulate their votes in the election of directors. Generally all matters to be voted on by stockholders must be approved by a majority of the combined voting power of the outstanding shares of common stock and special common stock, voting together as a single class, subject to any voting rights of holders of any outstanding preferred stock. Any amendments to our certificate of incorporation generally must be approved by a majority of the combined voting power of all shares of common stock and special common stock, voting together as a single class. However, the following amendments to our certificate of incorporation require additional or different voting:

•	an amendment that adversely affects the rights of the common stock or special common stock must be approved by a majority of the votes entitled to be cast by holders of the affected class, voting as a separate class, in addition to the approval of a majority of the votes entitled to be cast by the holders of the common stock and special common stock voting together as a single class;

•	an amendment that modifies the classified board of directors provisions contained in our certificate of incorporation must be approved by 80% of the combined voting power of all shares of our outstanding capital stock, including common stock, special common stock and preferred stock; and

•	an amendment that modifies the “fair price” provisions contained in our certificate of incorporation must be approved by 80% of the combined voting power of all shares of our outstanding voting stock excluding voting stock held by a “related person” (discussed below under “Additional Provisions of Our Certificate of Incorporation”) and its “affiliates” and “associates” (as those terms are defined in our certificate of incorporation).

      Preemptive Rights; Conversion. Our common stock and special common stock have no preemptive rights, and neither provides for redemption. Our common stock is not convertible into any other securities. If we make a tender or exchange offer for shares of our common stock or if another person makes a tender offer for our common stock, each share of special common stock will be convertible at the option of the holder into one share of common stock solely to enable those shares of common stock to be tendered pursuant to that offer. Each share of special common stock converted into common stock and not purchased pursuant to that offer will be automatically reconverted into one share of special common stock. All our outstanding shares of common stock are fully paid and nonassessable and shares of our special common stock, if issued, will be fully paid and nonassessable.

      Dividends. Subject to any prior dividend rights of our outstanding preferred stock, if any, holders of our common stock and special common stock may receive dividends and distributions from funds legally available for dividends in the discretion of our board of directors. Holders of common stock and special common stock will share equally in all dividends and distributions on a per share basis. If we pay dividends or other distributions in capital stock other than preferred stock (including stock splits), only shares of common stock will be distributed with respect to common stock and only shares of special common stock will be distributed with respect to special common stock, in each case in an amount per share equal to the amount per share distributed with respect to the common stock or the special common stock, as the case may be. If we combine or reclassify our common stock or special common stock, the shares of each such class will be combined or reclassified so as to retain the proportionate interest of each class after giving effect to the combination or reclassification.

      Distributions on Liquidation. The common stock and special common stock are entitled to share pro rata in any distribution upon our liquidation, dissolution or winding up, after payment or provision for our liabilities and after giving effect to any liquidation preference of any preferred stock.

      Reorganization, Consolidation or Merger. If we reorganize, consolidate or merge, each holder of a share of common stock will receive the same kind and amount of property that a holder of a share of special common stock receives, and each holder of a share of special common stock will receive the same kind and amount of property receivable by a holder of common stock.

Preferred Stock

      We are authorized to issue preferred stock in one or more series with the designations, rights, preferences and limitations determined by our board of directors, including the consideration to be received for the preferred stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, mandatory retirement provisions, conversion rights and voting rights, all without any stockholder approval.

      If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of KB Home and could adversely affect the rights of holders of common stock and special common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock or special common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock and special common stock. Under some circumstances, control of KB Home would shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval (such as mergers, sale of assets, and certain amendments to our certificate of incorporation) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock and special common stock.

Shareholder Rights Plan

      On February 4, 1999 our board of directors declared a dividend of one preferred stock purchase right for each share of our common stock. Throughout this discussion of our shareholder rights plan, subsequent references to our “common stock” mean our common stock and our special common stock, collectively, unless otherwise expressly stated or the context otherwise requires. The holder of a right may purchase one one-hundredth (1/100th) of a share of our rights preferred stock at an exercise price of $135.00. The terms of the rights are set forth in a rights agreement between KB Home and Mellon Investor Services, L.L.C., as rights agent. These rights replace the preferred stock purchase rights we issued in 1989 under our previous rights agreement.

      The rights will be evidenced by certificates of our common stock until the “distribution date,” which will be the earlier to occur of:

•	10 days following a public announcement that a person or group (referred to in this section as an “acquiring person”) has acquired beneficial ownership of common stock entitled to 15% or more of the aggregate votes entitled to be cast by all outstanding shares of common stock; or

•	10 business days following the commencement of a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

      Until the distribution date or, if earlier, the redemption or expiration of the rights:

•	the rights will be transferred only with the common stock;

•	common stock certificates will refer to the rights and the rights agreement (the notation on outstanding common stock certificates referring to our prior rights agreement will be deemed to refer to the new rights); and

•	a transfer of shares of common stock will also constitute the transfer of the rights associated with the transferred shares of common stock.

As soon as practicable after we have notified the rights agent of the occurrence of the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date. Afterwards, the separate right certificates alone will evidence the rights.

      The rights are not exercisable until after the distribution date. The rights will expire on March 5, 2009 unless we redeem or exchange the rights before the expiration date.

      The exercise price payable, and the number of shares of rights preferred stock or other securities or property issuable, upon exercise of the rights may be adjusted to prevent dilution in certain circumstances specified in the rights agreement.

      If any person or group becomes an acquiring person, each holder of a right (other than rights beneficially owned by the acquiring person, which become void) will have the right to receive, upon exercise and payment of the then current exercise price, in lieu of our rights preferred stock, that number of shares of common stock or special common stock, as the case may be, having a market value of two times the exercise price.

      If, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold, we are required to make proper provision so that each holder of a right (other than the acquiring person, whose rights will become void) will afterwards have the right to receive, upon exercise at the then current exercise price, that number of shares of common stock of the person with whom we have engaged in the acquisition transaction (or its parent) which at the time of the transaction has a market value of two times the exercise price.

      At any time after any person or group becomes an acquiring person, our board of directors may exchange the rights (other than rights owned by the acquiring person, which become void) in whole or in part for shares of common stock or special common stock at an exchange ratio of one share of common stock or special common stock per right, as appropriately adjusted for changes in the common stock or special common stock after the date of the rights agreement.

      We will not issue any fractional shares of rights preferred stock, except for fractions which are integral multiples of one-hundredth of a share, which may, at our election, be evidenced by depositary receipts. Instead of any other fractional interest, we will make an adjustment in cash based on the market price of the rights preferred stock.

      At any time prior to the earlier of the expiration date of the rights or ten days after a person or group becomes an acquiring person (or any later date determined by our board of directors), our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.005 per right, subject to adjustment. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and holders of rights will only have a right to receive the redemption price. We may amend the rights to the extent and on the conditions set out in the rights agreement. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of KB Home, including, without limitation, the right to vote or to receive dividends.

      The rights will make it more difficult to acquire KB Home without the approval of our board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire KB Home without conditioning their offer on substantially all the rights being acquired. The rights will not interfere with any merger or other business combination approved by our board of directors, which may, at its option, at any time before a person or group becoming an acquiring person, redeem the then outstanding rights.

Additional Provisions of Our Certificate of Incorporation

      Our certificate of incorporation contains “fair price” provisions. These fair price provisions are intended to protect our stockholders from certain possible pricing abuses in connection with, among other things, unsolicited attempts to gain control of KB Home. Under these provisions, if a related person

(defined below) wishes to engage in a merger or certain other corporate transactions with us, the transaction must either:

•	be approved by at least 80% of the outstanding shares of our voting stock held by persons other than the related person;

•	be approved by at least two-thirds of our continuing directors (as defined below); or

•	satisfy certain “fair price” criteria discussed below.

      A “related person” is any person that, together with its “affiliates” and “associates” (as defined in our certificate of incorporation), beneficially owns in the aggregate 20% or more of our outstanding voting stock, and any affiliate or associate of that person. However, a related person does not include:

•	any person whose acquisition of that aggregate percentage of our voting stock was approved in advance by at least two-thirds of our continuing directors,

•	any fiduciary of any of our employee benefit plans; or

•	a specifically designated corporation formerly affiliated with us or any of our affiliates or associates.

      The “fair price” provisions are satisfied if, in general, holders of our outstanding voting stock receive consideration per share in the merger or other transaction at least equal to the highest price the related person paid in acquiring our voting stock, as determined by two-thirds of our continuing directors.

      The term “continuing director” means a director of KB Home who was a member of our board of directors immediately before a related person involved in the applicable merger or other corporate transaction became a related person.

      We have also adopted certain defensive measures, including classifying our board of directors into three classes of directors, requiring a supermajority vote of our stockholders to effect certain amendments to our certificate of incorporation and bylaws, eliminating stockholders’ ability to call special meetings of stockholders, implementing our shareholder rights plan and amending our certificate of incorporation to provide that Section 203 of the Delaware General Corporation Law shall apply to KB Home. In addition, our certificate of incorporation prohibits stockholder action by written consent.

      These defensive measures could require a potential acquiror of KB Home to pay a higher price than might otherwise be the case or to obtain the approval of a larger percentage of our stockholders than might otherwise be the case. These measures may also discourage a proxy contest or make it more difficult to complete a merger involving KB Home, or a tender offer, open-market purchase program or other purchase of our shares, in circumstances that would give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares.

Section 203 of the Delaware General Corporation Law

      As a Delaware corporation, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, if a person or group acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) without prior board approval, the interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, this restriction does not apply to a person who becomes an interested stockholder in a transaction resulting in the interested stockholder owning at least 85% of the corporation’s voting stock (excluding from the outstanding shares, shares held by officers, directors or pursuant to employee stock plans without confidential tender offer decisions), or to a business combination approved by the board of directors and authorized by the affirmative vote of a least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, Section 203 does not apply to certain business combinations proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required by Section 203 of specified business combination transactions which are approved or not opposed by a majority of the members of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years.

Transfer Agent

      The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with our debt securities, preferred stock, depositary shares or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

      The prospectus supplement relating to a particular issue of warrants to issue debt securities, preferred stock, depositary shares or common stock will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities, preferred stock, depositary shares or common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	if applicable, the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the number of shares of preferred stock, common stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

DESCRIPTION OF DEPOSITARY SHARES

      We may, at our option, elect to offer depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock as specified in the applicable prospectus supplement. We may offer depositary shares rather than offering fractional shares of preferred stock of any series. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

      The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and, if applicable, dividend disbursing agent for the depositary shares. We anticipate that we will enter into a separate deposit agreement for the depositary shares representing fractional interest in preferred stock of each series.

      Holders of depositary receipts will be deemed to agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The following is a summary of selected terms of the depositary shares and the related depositary receipts and deposit agreement. The deposit agreement, the depositary receipts, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that have been, or will be, filed with the SEC will set forth all of the terms relating to each issue of depositary shares. To the extent that any particular terms of any depositary shares or the related depositary receipts or deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable terms described in that prospectus supplement. The following summary of selected provisions of the depositary shares and the related depositary receipts and deposit agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the applicable depositary receipts and deposit agreement, including terms defined in those documents.

      Immediately following our issuance of shares of a series of preferred stock that will be offered as depositary shares, we will deposit the shares of preferred stock with the applicable depositary, which will then issue and deliver the depositary receipts. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends

      The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the securities or property and distributing the net proceeds to the holders.

      The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Liquidation Preference

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

      If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or ratably as the depositary will decide.

      After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any moneys or other property to which the holders of the depositary shares were entitled upon the redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

      Owners of depositary shares are entitled, upon surrender of depositary receipts at the applicable office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. After the withdrawal of shares of preferred stock as described in the preceding sentence, the holders of those shares of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for those shares of preferred stock.

Amendment and Termination of Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our liquidation, dissolution or winding up, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares and receipts, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

      The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the applicable office of the depositary — and at other places as it thinks is advisable — any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

      Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including U.S. Treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, which may secure the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities”, upon release to a holder of any collateral securing that holder’s obligations under the original purchase contract. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or prefunded on some basis.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary agreements, relating to the stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement. Selected United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

      We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the applicable securities may be listed; and

•	any other information we think is important.

      If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

      The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

      We may sell securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase securities from us as principal and may resell those securities at varying prices to be determined by the dealer.

      We also may sell securities directly. In this case, no underwriters or agents would be involved.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

      We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

      In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

      Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

      Munger, Tolles & Olson LLP, our outside counsel, will issue to us an opinion about the validity of the offered securities. Sidley Austin Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents. Sidley Austin Brown & Wood, a partnership affiliated with Sidley Austin Brown & Wood LLP, represents us in connection with certain other legal matters from time to time.

EXPERTS

      The consolidated financial statements of KB Home appearing in KB Home’s Annual Report on Form 10-K for the year ended November 30, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$250,000,000

7 3/4% Senior Subordinated Notes due 2010

PROSPECTUS SUPPLEMENT
January 17, 2003

UBS Warburg

Banc One Capital Markets, Inc.	Credit Lyonnais Securities